Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ENOVA INTERNATIONAL, INC.,

ENERGY MERGER SUB, INC.

and

ON DECK CAPITAL, INC.

Dated as of July 28, 2020

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

EXHIBITS

Exhibit A	Certificate of Incorporation of the Company

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 28, 2020, by and among Enova International, Inc., a Delaware corporation (“Parent”), Energy Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and On Deck Capital, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party” and collectively, as the “Parties.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.

RECITALS

A. Whereas the Parties wish to effect a business combination by means of Merger Sub being merged with and into Company (the “Merger”), pursuant to which the Company will survive as a wholly owned indirect Subsidiary of Parent.

B. The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company and the performance by the Company of its covenants and other obligations hereunder; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL at a meeting of the Company Stockholders.

C. The board of directors of Parent and the board of directors of Merger Sub have each unanimously (i) determined that it is in the best interest of Parent, Merger Sub and their respective stockholders, and declared it advisable to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; and (ii) approved the execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the performance of their respective covenants and other obligations hereunder.

D. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means any confidentiality agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution and delivery of this Agreement, and in the case of clause (ii), containing terms that are no less favorable to the Company, in any material respect, than those contained in the Confidentiality Agreement (except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal, and shall not provide for any exclusive right to negotiate with the Company or any of its Subsidiaries); provided, that an Acceptable Confidentiality Agreement may include provisions that are less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, so long as the Company offers to amend the Confidentiality Agreement, concurrently with execution of such Acceptable Confidentiality Agreement to include substantially similar provisions for the benefit of the parties thereto.

(b) “Acquisition Proposal” means any bona fide proposal or offer from any Person (except for Parent or Merger Sub) or Group, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or any of its Subsidiaries (including securities of the Company’s Subsidiaries) equal to 20% or more of the consolidated assets of the Company and its Subsidiaries, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of the issued and outstanding Company Common Stock or voting securities of the Company, (iii) tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning 20% or more of the issued and outstanding Company Common Stock or voting securities of the Company or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization or similar transaction involving the Company or any of its Subsidiaries, under which such Person or Group or the stockholders or equityholders of any such Person or Group would acquire, directly or indirectly, (A) assets (including securities of the Company’s Subsidiaries) equal to 20% or more of the consolidated assets of the Company and its Subsidiaries, or (B) beneficial ownership of 20% or more of the Company Common Stock or voting securities of the Company or equity or voting securities of the Company’s Subsidiaries representing, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries.

(c) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

(d) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(e) “Australia Credit Agreement” means that certain OnDeck Funding Trust No. 2—Master Trust Deed, dated April 11, 2017, between Perpetual Corporate Trust Limited, as Trustee and Perpetual Nominees Limited, as Manager, and the related OnDeck Funding Trust No. 2—Issue Supplement, dated June 28, 2018, between Perpetual Corporate Trust Limited, as Trustee and Standby Servicer, P.T. Limited, as Security Trustee, Perpetual Nominees Limited, as Manager, Credit Suisse AG, Cayman Island Branch, as Class A Financier and On Deck Capital Australia Pty Ltd, as Servicer, Seller and Subordinated Financier.

(f) “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

(g) “Canada Credit Agreement” means that certain Credit Agreement, dated as of March 23, 2020, among, Bank of Montreal, as agent, lead arranger and sole bookrunner, and On Deck Capital Canada Holdings, Inc., On Deck Capital Canada, Inc. and On Deck Capital Canada, ULC, each as borrowers.

(h) “Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended as of the date hereof.

(i) “Code” means the Internal Revenue Code of 1986.

(j) “Company Board” means the Board of Directors of the Company.

(k) “Company Common Stock” means the common stock, par value $0.005 per share, of the Company.

(l) “Company Credit Agreement” means that certain Credit Agreement, dated as of January 28, 2019, by and between the Company, the lenders party thereto from time to time and SunTrust Bank, as administrative agent for the revolving lenders and as collateral agent for the secured parties thereunder.

(m) “Company ESPP” means the Company’s 2014 Employee Stock Purchase Plan, as amended and restated.

(n) “Company Indebtedness” means, collectively, debt for borrowed money outstanding under (i) the LAOD Credit Agreement; (ii) the ODAF Credit Agreement; (iii) the Company Indenture and all notes issued pursuant thereto (or pursuant to any supplement thereto); (iv) the PORT Credit Agreement; (v) the ODART Credit Agreement; (vi) the RAOD Credit Agreement; (vii) the Company Credit Agreement; (viii) the Canada Credit Agreement; (ix) the Intercompany Australia Facility Agreement; (x) the SBAF Credit Agreement; and (xi) the Australia Credit Agreement.

(o) “Company Indenture” means the Base Indenture, dated as of May 17, 2016, by and among the OnDeck Asset Securitization Trust II LLC, as issuer and Deutsche Bank Trust Company, as trustee.

(p) “Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

(q) “Company Material Adverse Effect” means any change, event, development, effect or circumstance (collectively, “Effects”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the following, and no Effects arising out of or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes after the date hereof in general economic conditions or the global, international or regional economy generally; (ii) changes after the date hereof in conditions in the financial markets, credit markets or capital markets, including (A) changes in interest rates, exchange rates or credit ratings; (B) any suspension of trading in securities; or (C) changes in monetary policy or fiscal policy generally on any securities exchange or over-the-counter market; (iii) any Effect affecting the industries in which the Company or any of its Subsidiaries conduct business; (iv) regulatory, legislative or political conditions; (v) any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), riots or civil unrest curfews, public disorders, terrorism or military actions, including any escalation or worsening thereof; (vi) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including COVID-19) or disease outbreak, human health crises or other force majeure events, in each case, including any worsening thereof after the date hereof; (vii) the execution or announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees, regulators, Governmental Authorities or any other Persons (it being understood and agreed that the foregoing shall not apply to the representation and warranty in Section 3.5 to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution or announcement of this Agreement or the consummation of the Merger); (viii) compliance by any Party with the express terms of this Agreement; (ix) any action taken or refrained from being taken, in each case to which Parent has expressly consented (or in accordance with this Agreement is deemed to have consented); (x) any promulgation or enactment of, change in, implementation of, enforcement or change in interpretation, implementation or enforcement of, GAAP or Law; (xi) changes in the price, or changes in trading volume of, the Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder); (xii) any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or

(B) any internal plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder); and (xiii) any government shutdown; and except, in the case of each of clauses (i), (ii), (iii), (iv), (v), (vi) and (x) (excluding any change, event, effect or circumstance arising from or related to COVID-19 or COVID-19 Measures) to the extent that such changes, events, effects or circumstances have had a disproportionate adverse effect on the Company relative to other similarly situated companies operating in the same industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

(r) “Company Options” means any options to purchase shares of Company Common Stock, whether granted pursuant to any of the Company Stock Plans or otherwise, but does not include the rights to purchase shares pursuant to the Company ESPP.

(s) “Company Performance Unit Award” means performance vesting restricted units payable in cash whether granted pursuant to any of the Company Stock Plans or otherwise.

(t) “Company Preferred Stock” means the preferred stock, par value $0.005 per share, of the Company.

(u) “Company PSUs” means performance vesting restricted stock units of the Company payable in stock or whose value is determined with reference to the value of stock, whether granted pursuant to any of the Company Stock Plans or otherwise, which may be settled in cash or stock.

(v) “Company RSUs” means service vesting awards of restricted stock units of the Company, payable in stock or whose value is determined with reference to the value of stock whether granted pursuant to any of the Company Stock Plans or otherwise, including any portion of any Company PSUs for which, as of the date of this Agreement, the relevant performance period has ended but with respect to which service-based vesting requirements remain unsatisfied (e.g., the Company PSUs granted to employees of the Company and its Subsidiaries in 2019). Notwithstanding the foregoing, solely for purposes of Section 3.7, any Company PSUs for which, as of the Effective Time, the relevant performance period has ended but with respect to which service-based vesting requirements remain unsatisfied (e.g., the Company PSUs granted to employees of the Company and its Subsidiaries in 2019) shall not be considered Company RSUs and shall instead be considered Company PSUs (at the target level of performance achievement).

(w) “Company Stock Plans” means the Company’s 2014 Equity Incentive Plan, the Amended and Restated 2007 Stock Incentive Plan and each other Employee Plan that provides for or has provided for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

(x) “Company Stockholders” means the holders of shares of Company Common Stock.

(y) “Company Termination Fee” means an amount equal to $2,800,000.

(z) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(aa) “Contract” means any binding contract (whether written or oral), subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement or instrument.

(bb) “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

(cc) “COVID-19 Measures” shall means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and

Prevention and the World Health Organization, in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020 and the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

(dd) “Data Privacy Laws” means all applicable Laws concerning the security, acquisition, storage, use, transmission, or disposal of Personal Data or related notices and other communications, including, to the extent applicable, the California Consumer Privacy Act of 2018, Title V of the Gramm-Leach-Bliley Act set forth in 15 U.S.C. Sections 6801-6809, the disposal of records provisions of the Fair Credit Reporting Act set forth in 15 U.S.C. Section 1681w, Section 5 of the Federal Trade Commission Act set forth in 15 U.S.C. Section 45, Section 1036 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 set forth in 12 U.S.C. Section 5536, and all Laws, guidelines, policies, standards, and guidance of any Governmental Authority implementing or interpreting the aforementioned Laws, including the Federal Trade Commission’s Standards for Safeguarding Customer Information set forth in 16 C.F.R. Part 314 and Disposal Rule set forth in 16 C.F.R. Part 682.

(ee) “DOJ” means the United States Department of Justice or any successor thereto.

(ff) “Employee Plan” means any of the following (whether written or unwritten) which the Company or any of its Subsidiaries sponsors or maintains, or to which the Company or any of its Subsidiaries makes contributions, or with respect to which the Company or any of its Subsidiaries has any other liability (contingent or current): (i) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, and sick leave; (ii) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (iii) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, individual independent contractor of the Company or any of its Subsidiaries, including, any severance agreement or plan, fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement, but in each case excluding any such plan, scheme or arrangement that the Company or any of its Subsidiaries that is sponsored or maintained by a Governmental Authority.

(gg) “Environmental Laws” means all applicable Laws concerning pollution or the protection or cleanup of the environment, including all those relating to the manufacture, registration, use, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, Release or exposure of any Person to any Hazardous Materials, or worker health and safety (solely to the extent related to exposure to Hazardous Materials).

(hh) “ERISA” means the Employee Retirement Income Security Act of 1974.

(ii) “Exchange Act” means the Securities Exchange Act of 1934.

(jj) “FTC” means the United States Federal Trade Commission or any successor thereto.

(kk) “GAAP” means generally accepted accounting principles in the United States.

(ll) “Governmental Authority” means any government, political subdivision, governmental, administrative, self-regulatory or regulatory entity, authority or body, department, commission, board, agency, commission, bureau or instrumentality, or other legislative, executive or judicial governmental entity or authority, any body or entity exercising or having the authority to exercise under applicable Laws thereof any executive, legislative, judicial or regulatory or administrative functions of or pertaining to government, securities exchanges commission, stock exchange and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, regional, county, municipal, provincial, local, foreign or multinational.

(mm) “Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, petitions, applications, registrations, qualifications, declarations and designations with, a Governmental Authority.

(nn) “Group” has the meaning as used in Section 13 of the Exchange Act.

(oo) “Hazardous Materials” means any pollutant, contaminant, or toxic, radioactive, or hazardous substance, material, or waste, including all substances, materials, wastes or agents for which liability or standards of conduct are imposed under, or that are otherwise subject to, Environmental Law.

(pp) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(qq) “Indebtedness” means, with respect to a Person, as at a specified date and without duplication, all (i) obligations for borrowed money of such Person and its Subsidiaries, if applicable, including with respect to the Company, the Company Indebtedness; (ii) obligations for borrowed money evidenced by note, bonds, debentures or other similar instruments, including with respect to the Company, the Company Indenture; (iii) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (iv) capital lease obligations; (v) obligations under any letter of credit, performance bonds, banker’s acceptance or similar credit transactions; and (vi) guarantees of all or any part of the indebtedness of the type referred to in the foregoing clauses (i) through (v) of any other Person; and (vii) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (i) through (vi).

(rr) “Intellectual Property” means the rights associated with the following in any jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof (“Patents”); (ii) all copyrightable works, all copyrights, and all registrations, applications and renewals therefor (“Copyrights”); (iii) trademarks, service marks, trade dress rights, logos, slogans, trade names, corporate names, Internet domain names, social media account names or handles, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and similar designation of origin and rights therein, and all registrations, applications for registration, and renewals thereof, together with all of the goodwill associated with any of the foregoing (“Marks”); (iv) rights in trade secrets and confidential information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all mask works and all applications, registrations, and renewals in connection therewith; (vi) all computer software (including source code, executable code, data, databases, and related documentation); (vii) all material advertising and promotional materials; (viii) all other proprietary rights; and (ix) all copies and tangible embodiments thereof (in whatever form or medium).

(ss) “Intercompany Australia Facility Agreement” means that certain Facility Agreement, between On Deck Capital Australia Pty Ltd, as borrower, and the Company, as financier, dated October 30, 2018.

(tt) “Intervening Event” means any event, fact, change, effect, development or occurrence that (i) was not known, or the material consequences of which were not known or reasonably foreseeable, in each case to the Company Board as of the date of this Agreement; and (ii) does not (A) relate to or involve any Acquisition Proposal or (B) result from a breach of this Agreement by the Company; provided that, in any case, in no event shall any of the following events constitute an Intervening Event: (x) compliance with or performance under the express terms of this Agreement or (y)(1) any change, in and of itself, in the market price or trading volume of Company Common Stock or Parent Common Stock, (2) any change, in and of itself, in the credit ratings of the Company or its Subsidiaries, (3) any changes in any analysts’ recommendations or ratings with respect to the Company or Parent or any of their respective Subsidiaries or (4) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecast, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; provided further, that in the case of the foregoing clause (y), the underlying causes of such event, fact, change, effect, development or occurrence may constitute, or be taken into account in determining whether there has been, an Intervening Event.

(uu) “Kirkland” means Kirkland & Ellis LLP.

(vv) “Knowledge of Parent”, with respect to any matter in question, means the actual knowledge, after reasonable inquiry of their direct reports, of those officers of Parent set forth on Section 1.1(vv) of the Parent Disclosure Letter.

(ww) “Knowledge of the Company”, with respect to any matter in question, means the actual knowledge, after reasonable inquiry of their direct reports, of those officers of the Company set forth on Section 1.1(ww) of the Company Disclosure Letter.

(xx) “LAOD Credit Agreement” means that certain Credit Agreement, dated as of April 13, 2018, by and among Loan Assets of OnDeck, LLC, the lenders party thereto from time to time and 20 Gates Management LLC, as administrative agent for the class A lenders and Deutsche Bank Trust Company Americas, as paying agent and as collateral agent for the secured parties.

(yy) “Law” means any federal, national, state, county, municipal, regional, provincial, local, foreign or multinational, statute, constitution, treaty, convention, rule of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling, executive order or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.

(zz) “Legal Proceeding” means any claim, action, lawsuit, litigation, suit, investigation, arbitration or other similar legal proceeding (including any disciplinary proceeding) of any nature brought by or pending before any Governmental Authority, or other tribunal.

(aaa) “Lien” means any mortgage, lien, license, pledge, charge, security interest, encumbrance or other similar adverse claim of any kind in respect of any property or asset.

(bbb) “Loan” means any loan, loan agreement, borrowing arrangement, line of credit or other extension of credit in which the Company or any of its Subsidiaries is or becomes a creditor to a third party (excluding, for clarity, any Loan between the Company and any of its Subsidiaries, or between any Subsidiaries of the Company).

(ccc) “Material Contract” means any of the following Contracts (other than any Employee Plan) to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound as of the date of this Agreement or to which the Company or any of its Subsidiaries, subject to Section 5.2, becomes a party by which it or any of its assets becomes bound after the date hereof:

(i) any contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K;

(ii) any Contract containing any covenant (A) materially limiting or purporting to materially limit the right of the Company or any of its Subsidiaries to engage in any line of business, or (B) prohibiting or purporting to prohibit the Company or its Subsidiaries from engaging in any material business with any Person;

(iii) any Contract containing any material exclusivity or material “most favored nation” obligations or restrictions or similar material provisions;

(iv) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(v) any Contract under which the Company or its Subsidiaries has (A) continuing material indemnity obligations outside the ordinary course of business or (B) continuing earn out or similar obligations with potential liability thereunder in excess of $250,000;

(vi) any Contract that would require the disposition of any material assets or line of business of the Company or its Subsidiaries as a result of the consummation of the Merger;

(vii) each material (x) Contract relating to Indebtedness of the Company or its Subsidiaries with an outstanding principal amount in excess of $500,000 other than Contracts (A) between the Company and its wholly owned Subsidiaries, and (B) between wholly owned Subsidiaries of the Company or (y) Securitization Contract;

(viii) any Contract for the acquisition or disposition (in each case whether by merger, purchase or sale of assets or stock or otherwise) by the Company or any of its Subsidiaries of any company (or any material amount of its assets or liabilities), business or line of business, as to which the Company or its Subsidiaries has any continuing material indemnification or material financial obligations;

(ix) any Contract under which the execution, delivery and performance by the Company of this Agreement or the consummation of the Transaction would require any material payment by the Company or any of its Subsidiaries;

(x) any Contract involving the settlement of any Legal Proceeding or threatened Legal Proceeding (or series of related Legal Proceedings) that will (A) involve payments after the date hereof in excess of $250,000 or (B) impose material monitoring or reporting obligations outside the ordinary course of business;

(xi) any Contract with any party set forth in Section 3.27 of the Company Disclosure Letter;

(xii) any Contract between the Company or any of its Subsidiaries, on the one hand, and any “issuing bank partner,” as such term is described in the Company SEC Reports, on the other hand;

(xiii) any Contract relating to a material joint venture, partnership, profit sharing, strategic alliance or similar agreement;

(xiv) any Contract pursuant to which the Company or any of its Subsidiaries receives from any third party a material license or similar material right to any Intellectual Property, other than licenses with respect to non-customized software that is generally available and licensed pursuant to standard commercial terms;

(xv) any Contract pursuant to which the Company or any of its Subsidiaries grant to any third party a material license or similar material right to any Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business; or

(xvi) any Contract that was modified at the requirement or request of any Governmental Authority.

(ddd) “Merger Consideration Cash Value” means the sum of the (a) Cash Consideration and (b) the product obtained by multiplying the Exchange Ratio by the Parent Trading Price.

(eee) “Non-Recourse Subsidiary” means each of (i) Small Business Asset Fund II LLC; (ii) Prime OnDeck Receivable Trust II, LLC; (iii) OnDeck Account Receivables Trust 2013-1 LLC; (iv) OnDeck Asset Securitization Trust II LLC; (v) OnDeck Asset Funding II LLC; (vi) Receivable Assets of OnDeck, LLC; (vii) Loan Assets of OnDeck, LLC; (viii) Canada On Deck Asset Funding, LP; and (ix) OnDeck Funding Trust No. 2.

(fff) “NYSE” means the New York Stock Exchange and any successor stock exchange or inter-dealer quotation system operated by the New York Stock Exchange or any successor thereto.

(ggg) “ODAF Credit Agreement” means that certain Credit Agreement, dated as of August 8, 2018, by and among, OnDeck Asset Funding II LLC, the lenders party thereto from time to time and Ares Agent Services, L.P. as administrative agent for the lenders and as collateral agent for the secured parties and Wells Fargo Bank N.A., as Paying Agent.

(hhh) “ODART Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of March 12, 2019, by and among the OnDeck Account Receivables Trust 2013-1 LLC, Deutsche Bank AG, New York Branch, as (i) administrative agent for the Lenders party thereto from time to time and (ii) collateral agent for the secured parties, Deutsche Bank Trust Company Americas, as paying agent for the lenders and Deutsche Bank Securities Inc., as syndication agent and documentation agent.

(iii) “Open Source” means any open source, public source or freeware software, or any modification or derivative thereof, including any version of any technology or software that is (i) licensed under any GNU general public license, GNU lesser general public license, Mozilla Public License or other software licensed under a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation); (ii) subject to a license that requires the licensor to permit reverse engineering of the licensed technology (such as software) or other technology incorporated into, derived from, or distributed with such licensed technology; or (iii) subject to a license that requires the licensed technology or other technology incorporated into, derived from, or distributed with such licensed technology to be (1) distributed in source code form, (2) licensed for the purpose of making modifications or derivative works, (3) distributed at no charge, or (4) distributed with certain notices or licenses (e.g., copyright notices or warranty disclaimers).

(jjj) “Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person.

(kkk) “Parent Board” means the Board of Directors of Parent.

(lll) “Parent Common Stock” means the common stock, par value $0.00001 per share, of Parent.

(mmm) “Parent Material Adverse Effect” means any Effects that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets or results of operations of Parent and its Subsidiaries, taken as a whole; provided, that none of the following, and no Effects arising out of or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Parent Material Adverse Effect or will be taken into account when determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes after the date hereof in general economic conditions or the global, international or regional economy generally; (ii) changes after the date hereof in conditions in the financial markets, credit markets or capital markets, including (A) changes in interest rates, exchange rates or credit ratings; (B) any suspension of trading in securities; or (C) changes in monetary policy or fiscal policy generally on any securities exchange or over-the-counter market; (iii) any Effect affecting the industries in which Parent or any of its Subsidiaries conduct business; (iv) regulatory, legislative or political conditions; (v) any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), riots or civil unrest curfews, public disorders, terrorism or military actions, including any escalation or worsening thereof; (vi) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including COVID-19) or disease outbreak, human health crises or other force majeure events, in each case, including any worsening thereof after the date hereof; (vii) the execution or announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships of Parent and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees, regulators, Governmental Authorities or any other Persons (it being understood and agreed that the foregoing shall not apply to the representation and warranty in Section 4.4 to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution or announcement of this Agreement or the consummation of the Merger); (viii) compliance by any Party with the express terms of this Agreement; (ix) any action taken or refrained from being taken, in each case to which the Company has expressly consented (or in accordance with this Agreement is deemed to have consented); (x) any promulgation or enactment of, change in, implementation of, enforcement or change in interpretation, implementation or enforcement of, GAAP or Law; (xi) changes in the price, or changes in trading volume of, the Parent Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded hereunder); (xii) any failure, in and of itself, by Parent and its Subsidiaries to meet (A) any public estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded hereunder); and (xiii) any government shutdown; and except, in the case of each of clauses (i), (ii), (iii), (iv), (v), (vi) and (x) (excluding any change, event, effect or circumstance arising from or related to COVID-19 or COVID-19 Measures) to the extent that such changes, events, effects or circumstances have had a disproportionate adverse effect on Parent relative to other similarly situated companies operating in the same industries in which Parent and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Parent Material Adverse Effect has occurred.

(nnn) “Parent Options” means any options to purchase shares of Parent Common Stock, whether granted pursuant to any of the Parent Stock Plans or otherwise.

(ooo) “Parent RSUs” means service vesting awards of restricted stock units of Parent, payable in stock or whose value is determined with reference to the value of stock whether granted pursuant to any of the Parent Stock Plans or otherwise.

(ppp) “Parent Stock Plans” means Parent’s Second Amended and Restated 2014 Long-Term Incentive Plan and each other employee plan of Parent that provides for or has provided for the award of rights of any kind to receive shares of Parent Common Stock or benefits measured in whole or in part by reference to shares of Parent Common Stock.

(qqq) “Parent Trading Price” means the volume weighted average closing sale price of one share of Parent Common Stock as reported on the NYSE for the ten (10) consecutive trading days ending on the date that is two trading days prior to the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events) as reported by Bloomberg.

(rrr) “Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established on the applicable financial statements in accordance with GAAP; (ii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings, (iii) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations, in each case arising in the ordinary course of business; (iv) easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property; (v) any non-exclusive license with respect to any Intellectual Property entered into in the ordinary course of business; (vi) Liens pursuant to any Company Indebtedness; (vii) statutory Liens of landlords pursuant to the terms of any lease or Liens against the interests of the landlord or owner of any Leased Real Property under any Lease unless caused by the Company or any of its Subsidiaries; (viii) Liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property or other assets subject thereto; (ix) Liens (or other encumbrances of any type) reflected in the Company SEC Reports; or (x) Liens that are not material to the Company and its Subsidiaries taken as a whole.

(sss) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(ttt) “Personal Data” means any data or other information that, alone or together with other data or other information held by the Company and any of its Subsidiaries, is used or reasonably capable of being used to identify an individual, browser, or device, and any other data or other information that constitutes personal data or personal information under any applicable Law, including any individual’s first and last name, home or other physical address, telephone number, fax number, e-mail address or other online identifier, Social Security number or other third-party issued identifier (including state identification number, driver’s license number, or passport number), biometric data, health information, credit card or other financial information (including bank account information), IP address, cookie information, or any other browser- or device-specific number or identifier.

(uuu) “PORT Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 12, 2019, by and among Prime OnDeck Receivable Trust II, LLC, the lenders party thereto from time to time, Credit Suisse AG, New York Branch, as administrative agent for the class A lenders and Wells Fargo Bank, N.A., as paying agent and collateral agent.

(vvv) “Processing” means any operation or set of operations that is performed upon data, whether or not by automatic means, including collection, access, acquisition, creation, derivation, recordation, organization, storage, adaptation, alteration, correction, retrieval, maintenance, consultation, use, disclosure, dissemination, transmission, transfer, making available, alignment, combination, blocking, storage, retention, deleting, erasure or destruction.

(www) “Products” means all products (including software), technology and services of the Company and its Subsidiaries developed, sold, or licensed out by the Company or any of its Subsidiaries as of the date of this Agreement.

(xxx) “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

(yyy) “RAOD Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of December 17, 2018, by and among Receivable Assets of OnDeck LLC, the lenders party thereto from time to time, SunTrust Bank, as administrative agent and Wells Fargo Bank, N.A., as paying agent and collateral agent for the secured parties.

(zzz) “SBAF Credit Agreement” means that certain Loan and Security Agreement, dated December 14, 2016, by and among Small Business Asset Fund II LLC, each lender party thereto from time to time and Deutsche Bank Trust Company Americas as collateral agent.

(aaaa) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(bbbb) “Securities Act” means the Securities Act of 1933.

(cccc) “Securitization Contract” means any security agreement, guarantee, loan purchase agreement or other purchase agreement, fee letter, custodial agreement, servicing agreement or backup servicing agreement Contract to which any of the Non-Recourse Subsidiaries is a party (including any Contract by and between any Non-Recourse Subsidiary, on the one hand, and the Company or any of its Subsidiaries, on the other hand).

(dddd) “Securitization Repurchase Obligation” shall mean any obligation of the Company to repurchase Loans from a Non-Recourse Subsidiary due to a breach of certain representations and warranties contained in the applicable Securitization Contracts, a failure by the underlying obligor of a Loan to make certain payments when due, and for other reasons customary in a Securitization Contract.

(eeee) “Security Breach” means any cybersecurity event as defined in the New York State Cybersecurity Requirements for Financial Services Companies (23 NYCRR 500) and any other actual, reported, or claimed (i) loss or misuse (by any means) of Personal Data; (ii) unauthorized, or unlawful Processing, corruption, sale, or rental of or access to Personal Data; or (iii) other act or omission that compromises or may reasonably compromise the security, confidentiality, or integrity of Personal Data or the security, integrity, or operation of the Company’s information technology systems, networks, or equipment.

(ffff) “Standard Securitization Undertakings” shall mean representations, warranties, covenants, guarantees and indemnities entered into by the Company or any Non-Recourse Subsidiary which the Company has determined in good faith to be customary in a Securitization Contract, including those relating to the servicing of the assets of a Non-Recourse Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

(gggg) “Subsidiary” means, with respect to any Person, any other Person (other than a natural person) (i) of which securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other governing body or individuals performing similar functions are directly or indirectly owned by such first Person, or of which more than 50% of the issued and outstanding voting securities of which are owned, directly or indirectly, by such first Person or (ii) with respect to which such first Person controls the management. For the purpose of this Agreement, (a) On Deck Capital Canada Holdings, Inc. and its Subsidiaries are deemed to be Subsidiaries of the Company and (b) Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to applicable Law) of such Subsidiary.

(hhhh) “Superior Proposal” means any bona fide, written Acquisition Proposal that did not result from a material violation of Section 5.5(a) (with all references to “twenty percent (20%)” in the definition of Acquisition Proposal being deemed to be references to “fifty percent (50%)”) on terms that the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisor of nationally recognized reputation and outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal (including the identity of the Person making the Acquisition Proposal, the expected timing and likelihood of consummation, conditions to consummation (including any required Governmental Approvals) and availability of necessary financing) would result in a transaction (i) that if consummated, is more favorable to the Company Stockholders from a financial point of view than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed on the terms proposed.

(iiii) “Tax” means any U.S. federal, state and local and non-U.S. taxes, duties, levies, fees, licenses, assessments and similar charges and impositions (including gross receipts, income, profits, sales, use, or occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, escheat, abandoned property, employment, excise and property taxes, duties, levies, fees, licensees, assessments and similar charges and impositions) imposed by any Governmental Authority, together with any interest, penalties and additions to tax or other additional amounts imposed thereon.

(jjjj) “Tax Return” means any return, form, claim for refund, document, filing, declaration, report, statement, or information return filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(kkkk) “Tax Sharing Agreement” means any agreement binding any Person or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of or indemnification for any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters.

(llll) “Transaction” means the Merger and any other transaction contemplated by this Agreement.

(mmmm) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates (and/or their respective directors and/or executive officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transaction or the consummation thereof, other than any Legal Proceedings among the Parties or their Affiliates related to this Agreement.

(nnnn) “Vedder” means Vedder Price P.C.

(oooo) “WARN” means the United States Worker Adjustment and Retraining Notification Act and any similar applicable state or local Law.

(pppp) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to take an act by the breaching Party with the knowledge that the taking of such act or the failure to take such act would, or would reasonably be expected to, cause a material breach of this Agreement, or that such party should have reasonably known would cause, or would reasonably be expected to cause, such breach.

1.2 Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
2018 and 2020 Performance Unit Consideration	6.9(e)(i)
Acceptable Confidentiality Agreement	1.1(a)
Acquisition Proposal	1.1(b)
Adjusted Performance Unit Award	6.9(a)(ii)
Adjusted RSU	2.8(b)(i)
Affiliate	1.1(c)
Agreement	Preamble
Antitrust Law	1.1(d)
Approval Time	5.5(b)
Australia Credit Agreement	1.1(e)
Bonus Termination Percentage	6.9(f)
Business Day	1.1(f)
Bylaws	3.1(c)
Canada Credit Agreement	1.1(g)
Cancelled Shares	2.7(a)(iii)
Capitalization Date	3.7(a)
Cash Consideration	2.7(a)(ii)
Certificate of Merger	0
Certificates	2.9(d)
Charter	1.1(h)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Code	1.1(i)
Company	Preamble
Company 2020 Bonus Pool	6.9(f)
Company Board	1.1(j)
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.5(a)(iii)
Company Common Stock	1.1(k)
Company Credit Agreement	1.1(l)
Company Disclosure Letter	Article III
Company Director RSU	2.8(b)(ii)
Company Employee RSU	2.8(b)(i)
Company ESPP	1.1(m)
Company Indebtedness	1.1(n)
Company Indenture	1.1(o)
Company Intellectual Property	1.1(p)
Company Material Adverse Effect	1.1(q)
Company Options	1.1(r)
Company Performance Unit Award	1.1(t)
Company Preferred Stock	1.1(u)
Company PSUs	1.1(s)
Company Registered Intellectual Property	3.15(a)
Company RSUs	1.1(v)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stock Plans	1.1(w)

Term	Section Reference
Company Stockholder Meeting	6.4(a)
Company Stockholders	1.1(x)
Company Termination Fee	1.1(y)
Confidentiality Agreement	9.4
Continuation Period	6.9(c)
Continuing Employees	1.1(z)
Contract	1.1(aa)
Converted Shares	2.7(a)(iii)
Copyrights	1.1(rr)
COVID-19	1.1(bb)
COVID-19 Measures	1.1(cc)
D&O Insurance	6.8(b)
Data Privacy Laws	1.1(dd)
DGCL	Recitals
Director RSU Consideration	2.8(b)(ii)
Dissenting Company Shares	2.7(d)(i)
Dividend Consideration	2.7(a)(ii)
DOJ	1.1(ee)
DTC	2.9(e)
Effective Time	0
Effects	1.1(q)
Electronic Delivery	9.13
Employee Plan	1.1(ff)
Enforceability Exceptions	3.2
Environmental Laws	1.1(gg)
ERISA	1.1(hh)
Exchange Act	1.1(ii)
Exchange Agent	2.9(a)
Exchange Fund	2.9(b)
Exchange Ratio Reduction Number	2.9(c)
FCPA	3.24
Foreign Plan	3.17(a)
Fractional Entitlements	2.7(c)
Fractional Share Consideration	2.7(c)
FTC	1.1(jj)
GAAP	1.1(kk)
Governmental Authority	1.1(ll)
Governmental Authorization	1.1(mm)
Group	1.1(nn)
Hazardous Materials	1.1(oo)
HSR Act	1.1(pp)
Indebtedness	1.1(qq)
Indemnified Persons	6.8(a)
Intellectual Property	1.1(rr)
Intercompany Australia Facility Agreement	1.1(ss)
Intervening Event	1.1(tt)
Kirkland	1.1(uu)
Knowledge of Parent	1.1(vv)
Knowledge of the Company	1.1(ww)
LAOD Credit Agreement	1.1(xx)
Law	1.1(yy)

Term	Section Reference
Lease	3.14(b)
Leased Real Property	3.14(b)
Legal Proceeding	1.1(zz)
Lien	1.1(aaa)
Loan	1.1(bbb)
Loan Agreement	3.20
Marks	1.1(rr)
Material Contract	1.1(ccc)
Maximum Premium	6.8(b)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	3.17(b)
New Plan	6.9(d)
Non-Recourse Subsidiary	1.1(eee)
NYSE	1.1(fff)
ODAF Credit Agreement	1.1(ggg)
ODART Credit Agreement	1.1(hhh)
Old Plans	6.9(d)
Option Consideration	2.8(d)
Order	3.22(b)
Organizational Documents	1.1(jjj)
Other Required Filing	6.3(b)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Board	1.1(kkk)
Parent Common Stock	1.1(lll)
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	7.3(a)
Parent Options	1.1(nnn)
Parent RSUs	1.1(ooo)
Parent SEC Reports	4.8
Parent Securities	4.6(c)
Parent Stock Plans	1.1(ppp)
Parent Trading Price	1.1(qqq)
Party	Preamble
Patents	1.1(rr)
Permits	3.19(b)
Permitted Liens	1.1(rrr)
Person	1.1(sss)
Personal Data	1.1(ttt)
PORT Credit Agreement	1.1(uuu)
Processing	1.1(vvv)
Products	1.1(www)
Proxy Statement	6.3(a)(i)
Regulation S-K	3.11
Release	1.1(xxx)
Representatives	5.5(a)
Requisite Filings	6.3(b)
Requisite Stockholder Approval	3.4
S-4	6.3(a)(i)
Sanctions	3.24

Term	Section Reference
SBAF Credit Agreement	1.1(zzz)
SEC	1.1(aaaa)
Securities Act	1.1(bbbb)
Security Breach	1.1(eeee)
Share Cap	2.9(c)
Subsidiary	1.1(ffff)
Superior Proposal	1.1(hhhh)
Surviving Corporation	2.1
Tax	1.1(iiii)
Tax Return	1.1(jjjj)
Tax Sharing Agreement	1.1(kkkk)
Termination Date	8.1(c)
Transaction	1.1(llll)
Transaction Litigation	1.1(mmmm)
Uncertificated Shares	2.9(d)
WARN	1.1(nnnn)
Willful Breach	1.1(pppp)

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement, as applicable, unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “nor” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any Party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws.

(i) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time; provided that with respect to any Contract listed on any section of the Company Disclosure Letter or Parent Disclosure Letter, all such amendments, modifications or supplements must also be listed therein unless entered into after the date of this Agreement in accordance with Section 5.1 and Section 5.2 (as applicable).

(j) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(k) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(l) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company at www.intralinks.com (provided that such documents, other information or materials were not removed from such virtual data room prior to the date of this Agreement); (ii) delivered or provided in writing to Parent or its Affiliates or its or their respective Representatives or (iii) filed or furnished to the SEC and available to view through the SEC’s online EDGAR system, in each case at least one Business Day prior to the execution and delivery of this Agreement.

(m) All references to time shall refer to New York City time unless otherwise specified.

(n) When used in the definition of Material Contracts and Section 5.2 the term “material” shall be construed as referring to being material to the Company and its Subsidiaries taken as a whole (except where the context otherwise requires).

(o) When used herein, the words “either Party,” or “other Party” and words of similar import will, unless otherwise stated, be construed to mean either the Company, on the one hand or Parent or Merger Sub, on the other hand.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and as an indirect wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., New York City time, at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022 (or remotely via an electronic closing if requested by either Party), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the second Business Day after the satisfaction or waiver (to the extent permitted hereunder and under applicable Law) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder and under applicable Law) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation.

(b) Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws.

2.6 Directors and Officers. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following will occur:

(i) each share of common stock, par value $0.001 per share of Merger Sub (“Merger Sub Common Stock”) that is issued and outstanding as of immediately prior to the Effective Time will automatically be canceled and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which such shares of Merger Sub Common Stock were converted in accordance with the immediately preceding sentence;

(ii) (A) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than any Owned Company Shares to be cancelled in accordance with Section 2.7(a)(iii) or Dissenting Company Shares) will be automatically converted into the right to receive (1) 0.092 of a duly authorized, validly issued, fully paid and nonassessable share of Parent Common Stock (the “Exchange Ratio”); (2) $0.12 in cash, without interest thereon (the “Cash Consideration”); (3) if applicable, the Fractional Share Consideration, without interest thereon in accordance with Section 2.7(c) (such consideration in clauses (1) through (3) collectively, the “Merger Consideration”); and (4) amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.9(g) (the “Dividend Consideration”), if any, in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11) and (B) from and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and cease to exist, except the right to receive, upon the surrender thereof, the Merger Consideration and the Dividend Consideration (if any) in accordance with this Section 2.7.

(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock or owned by Parent or Merger Sub, in each case as of immediately prior to the Effective Time will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor (collectively, the “Cancelled Shares”) and (B) owned by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or the Company (collectively, the “Converted Shares”) shall be converted into such number of fully paid and nonassessable shares of common stock of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time (collectively, the shares described in (A) and (B), the “Owned Company Shares”).

(b) Adjustment to the Merger Consideration. The Exchange Ratio and the Cash Consideration will be adjusted appropriately to (i) eliminate the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock or Parent Common Stock occurring on or after the date of this Agreement and prior to the Effective Time and (ii) give effect to any adjustments to the Exchange Ratio required by Section 2.9(c). Nothing in this Section 2.7(b) shall be construed to permit the Company or Parent to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

(c) No Fractional Shares. No fractional shares of Parent Common Stock (“Fractional Entitlements”) shall be issued by Parent to the Company Stockholders under this Section 2.7. Notwithstanding any other provision of this Agreement, each Company Stockholder who would otherwise have been entitled to receive Fractional Entitlements (after aggregating all Certificates delivered by such Company Stockholder in accordance with Section 2.9(d) and rounding to three decimal places) shall receive, in lieu thereof, cash, without interest, in an amount equal to Fractional Entitlements multiplied by the Parent Trading Price, rounded to the nearest whole cent (such amounts, the “Fractional Share Consideration”).

(d) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Owned Company Shares) and that is held by holders of such Company Common Stock who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such Company Common Stock held by any such holder (the “Dissenting Company Shares”) will not be converted into the right to receive the Merger Consideration in accordance with Section 2.7 and the Dividend Consideration, if any, in accordance with Section 2.9(g). Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration in accordance with Section 2.7 and the Dividend Consideration, if any, in accordance with Section 2.9(g), in each case, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9.

(ii) The Company shall give Parent (i) notice of any demands received by the Company for appraisal of Company Common Stock and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

2.8 Equity Awards.

(a) Company Out of the Money Options. At the Effective Time, each Company Option outstanding and unexercised as of immediately prior to the Effective Time with an exercise price equal to or greater than the Merger Consideration Cash Value, whether vested or unvested, shall be forfeited and cancelled automatically as of the Effective Time without consideration, pursuant to the terms of the applicable Company Stock Plan and shall be of no further force of effect.

(b) Company RSUs.

(i) Company Employee RSUs. At the Effective Time, each Company RSU granted to an individual who is an employee of the Company or any Subsidiary thereof (a “Company Employee RSU”) outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be assumed and converted automatically into a time vesting restricted stock unit award (each, an “Adjusted RSU”) that, subject to later vesting thereof, will be settled for a number of shares of Parent Common Stock equal to (i) the product of (A) the Exchange Ratio, multiplied by (B) the number of shares of Company Common Stock subject to the Company Employee RSU immediately prior to the Effective Time, plus (ii) the quotient of (A) the product of (x) the number of shares of Company Common Stock subject to the Company Employee RSU immediately prior to the Effective Time, multiplied by (y) the Cash Consideration, divided by (B) the Parent Trading Price; provided, that to the extent a fractional share of Parent Common Stock would be due upon vesting of all or any portion of an Adjusted RSU, such fractional share may, at Parent’s election, be settled in cash, without interest thereon, based on the fair market value of a share of Parent Common Stock at the time of such settlement; and provided further that any settlement amount shall be subject to applicable Tax withholding, and such Tax withholding may, in Parent’s discretion, be accomplished by withholding shares of Parent Common Stock with a fair market value (determined as of the time of settlement) equal to the applicable Tax withholding amount. Each Adjusted RSU shall otherwise be subject to the same terms and conditions applicable to the corresponding Company Employee RSU under the applicable Company Stock Plan and the agreements evidencing grants thereunder, including vesting terms; provided, that, each such Adjusted RSU shall immediately become fully vested upon any termination of the holder’s employment that occurs before the first anniversary of the Closing Date and is without Cause, for Good Reason, or due to death or Disability (each of Cause, Good Reason and Disability as defined in Section 2.8(b) of the Company Disclosure Letter).

(ii) Company Director RSUs. At the Effective Time, each Company RSU granted to an individual who is a non-employee director of the Company (a “Company Director RSU”) outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, become vested in full and will be cancelled and converted into the right to receive the Merger Consideration for each share of Company Common Stock underlying the Company Director RSU (the “Director RSU Consideration”).

(c) Company PSUs. At least five Business Days prior to the Effective Time, the Compensation Committee of the Company Board shall (i) cause any then-current performance period applicable to any Company PSUs to end, and (ii) with the approval of Parent (which shall not be unreasonably withheld) make a reasonable good faith determination of the level of achievement of the performance conditions applicable to such Company PSUs for such performance period; provided, that with respect to any holder of Company PSUs listed on Schedule 2.8(c) of the Company Disclosure Letter, the level of achievement of the performance conditions applicable to such Company PSUs shall be deemed at target level. To the extent such determined achievement is below the threshold performance for any such Company PSU, such Company PSU shall, at the Effective Time, whether vested or unvested, automatically, and without any further action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and of no further force or effect and with no consideration payable therefor. To the extent such determined achievement is at least threshold performance for any such Company PSUs, such Company PSUs shall become vested at a level based on the Compensation Committee’s determination of performance (or as otherwise set forth in this Section 2.8(c)) and will be cancelled and converted into the right to receive (A) a number of shares of Parent Common Stock, equal to the sum of (x) the product of (I) the Exchange Ratio, multiplied by (II) the number of shares of Company Common Stock subject to vesting under the Company PSU based on the achievement of performance conditions determined immediately prior to the Effective Time pursuant to this Section 2.8(c), plus (y) the quotient of (I) the product of (aa) the number of shares of Company Common Stock described in clause (A)(x)(II) above, multiplied by (bb) the Cash Consideration, divided by (II) the Parent Trading Price, minus (B) that number of shares of Parent Common

Stock with a fair market value (as determined in accordance with the applicable Company Stock Plan) equal to all required withholding Taxes due upon settlement of such Company PSU as described in clause (A); provided that in lieu of delivering any fractional shares of Parent Common Stock otherwise due to the holder of a Company PSU pursuant to this Section 2.8(c), such holder shall be entitled to the applicable the Fractional Share Consideration (such consideration collectively, the “PSU Consideration”). Notwithstanding the foregoing, to the extent that the Effective Time occurs on or after January 1, 2021, the foregoing provisions of this Section 2.8(c) shall be of no force or effect and the portion of the Company PSUs that became vested based on the achievement of performance conditions during the performance period ending on December 31, 2020 shall be treated as Company Employee RSUs subject to Section 2.8(b)(i) hereof; provided that, in the event that the Effective Time occurs on or after January 1, 2021, if as of the date that is five (5) days prior to the Effective Time, the Compensation Committee of the Company Board has not yet made a final determination of the level of achievement of the performance conditions applicable to the relevant Company PSUs for the performance period ending on December 31, 2020, the Compensation Committee of the Company Board shall make such determination with the approval of Parent (which shall not be unreasonably withheld).

(d) Company In-The-Money Options. At the Effective Time, each Company Option outstanding and unexercised as of immediately prior to the Effective Time with an exercise price less than the Merger Consideration Cash Value, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, become vested in full and will be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product obtained by multiplying (i) that number of shares of Company Common Stock subject to such Company Option by (ii) the excess of the Merger Consideration Cash Value over the per share exercise price of such Company Option (the “Option Consideration”).

(e) Company ESPP. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the Company ESPP in accordance with the terms thereof.

(f) Payment Procedures. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the Option Consideration as well as the cash portion of any Director RSU Consideration, and PSU Consideration owed to applicable holders of Company Options, Company Director RSUs and Company PSUs pursuant to Section 2.8(d), Section 2.8(b)(ii) and Section 2.8(c), respectively. As promptly as reasonably practicable, but in any event no later than five Business Days after the Closing Date, the applicable holders of Company Options, Company Director RSUs, and Company PSUs will be paid by the Company or the Surviving Corporation, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of such Company Options, Company Director RSUs, and Company PSUs pursuant to this Section 2.8, less any required and unsatisfied withholding pursuant to Section 2.12. Notwithstanding the foregoing, to the extent any Company Director RSU, Adjusted RSU or Company PSU is nonqualified deferred compensation subject to Section 409A of the Code, Parent will distribute the Director RSU Consideration, PSU Consideration or relevant shares of Parent Common Stock, as applicable, at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Director RSU, Vested RSU or Company PSU that will not trigger a Tax or penalty under Section 409A of the Code; provided, that each holder of Company Director RSUs, Adjusted RSUs and Company PSUs shall be responsible for all Taxes due under Section 409A of the Code, if any, in connection with such awards (other than, to the extent applicable, required withholding amounts) and none of Parent, the Company or the Surviving Corporation shall responsible for any such Taxes arising under Section 409A of the Code.

(h) Company Actions. The Company shall take all corporate action necessary to effect the cancellation, assumption or conversion, as applicable, of Company Options, Company RSUs, and Company PSUs upon the Effective Time and otherwise to give effect to this Section 2.8 and Section 6.9(e) (including (i) making any reasonable amendments to any Company Stock Plans requested by Parent to reflect the occurrence of the Transaction and (ii) satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act). Within five (5) Business Days prior to the Closing Date, the Company shall provide Parent with a revised version of the list contemplated by the last sentence of Section 3.7(b), updated as of such date.

(i) Parent Actions. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for issuance in respect of the Adjusted RSUs, Company Director RSUs and Company PSUs in accordance with Section 2.8(b) and Section 2.8(c), respectively, As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Parent Common Stock to be registered and issuable in respect of such Adjusted RSUs, Company Director RSUs and Company PSUs, Parent shall file a post-effective amendment to the Form S-4 or registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock issued or to be issued pursuant to this Section 2.8.

2.9 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the exchange agent, in form and substance reasonably acceptable to the Company, for the Merger (the “Exchange Agent”); and (ii) enter into an exchange agent agreement with such Exchange Agent for the purpose of exchanging (x) Certificates or Uncertificated Shares (other than Owned Company Shares or Dissenting Company Shares) for (y) the Merger Consideration and the Dividend Consideration, if any.

(b) Exchange Fund. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Exchange Agent, (i) evidence of book-entry shares representing the full number of whole shares of Parent Common Stock issuable pursuant to Section 2.7 in exchange for outstanding shares of Company Common Stock entitled to receive the Merger Consideration (other than the Owned Company Shares or Dissenting Company Shares) and (ii) an amount in cash sufficient to pay the aggregate amount of (A) the Cash Consideration and (B) the Fractional Share Consideration, in each case, in immediately available funds (such shares of Parent Common Stock provided to the Exchange Agent and cash amounts, together with any Dividend Consideration or other distributions with respect thereto, the “Exchange Fund”). Until disbursed in accordance with the terms and conditions of this Agreement, the cash deposited in the Exchange Fund shall be invested by the Exchange Agent, as directed by Parent or the Surviving Corporation. To the extent that the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash and stock amounts contemplated by Section 2.7, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash and Parent Common Stock in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payments contemplated by Section 2.7. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation as Parent directs. The Exchange Fund shall not be used for any purpose other than the payment to holders of Company Common Stock as contemplated by Section 2.7.

(c) Share Cap. If the Merger would otherwise result in the issuance of Parent Common Stock (including shares that would be deliverable pursuant to converted equity awards pursuant to Section 2.8) in excess of 19.99% of the shares of Parent Common Stock outstanding immediately prior to the Effective Time (the “Share Cap”), (i) (A) the Exchange Ratio shall be reduced by the smallest number (rounded to the nearest 0.0001) that causes the total number of shares of Parent Common Stock issuable in the Merger (including shares that would be deliverable pursuant to converted equity awards pursuant to Section 2.8) to not exceed the Share Cap (the resulting ration, “Exchange Ratio Reduction Number”) and (B) the Cash Consideration shall be increased by an amount in cash equal to (x) the Exchange Ratio Reduction Number multiplied by (y) the Parent Trading Price, and (ii) Parent shall deposit (or cause to be deposited) with the Exchange Agent, by wire transfer of immediately available funds, an amount in cash, in lieu of any shares of Parent Common Stock reduced in accordance with clause (i)(A) of this Section 2.9(c) equal to such amount.

(d) Payment Procedures. Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Owned Company Shares or Dissenting Company Shares) (the “Certificates” (if any)) (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent), and (ii) instructions for effecting the surrender of the Certificates in exchange for (A) the Merger Consideration and (B) the Dividend Consideration, if any, in each case, payable with respect to the shares of Company Common Stock formerly represented thereby pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor the Merger Consideration and the Dividend Consideration, if any, for each share of Company Common Stock represented by such Certificates. Notwithstanding anything to the contrary in this Agreement, no holder of uncertificated shares of Company Common Stock (the “Uncertificated Shares”) will be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent in order to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.7 with respect to such Uncertificated Shares. In lieu thereof, such record holder, upon receipt of an “agent’s message” regarding the book-entry transfer of such Uncertificated Shares by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request, it being understood that the holders of Uncertificated Shares will be deemed to have surrendered such Uncertificated Shares upon receipt of an “agents message” or such other evidence, if any, as the Exchange Agent may reasonably request), will be entitled to receive in exchange therefor the Merger Consideration and the Dividend Consideration, if any, for each Uncertificated Share held by such record holder. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration or upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.9(d). Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration and the Dividend Consideration, if any, payable in respect thereof pursuant to Section 2.7.

(e) DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and the Depository Trust Company (“DTC”) with the objective that the Exchange Agent shall transmit to DTC or its nominee on the Closing Date the aggregate amount of the Merger Consideration and Fractional Share Consideration.

(f) Transfers of Ownership. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(g) Dividends or Distributions with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock, if any, with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificates or Uncertificated Shares with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case, until the surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Uncertificated Share in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Uncertificated Share, there shall be paid to the holder thereof, without interest, (i) at the time of such surrender, dividends and other distributions payable in respect of such shares of Parent Common Stock, if any, with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, any dividends or other distributions payable with respect to such shares of Parent Common Stock, if any, with a record date after the Effective Time but with a payment date subsequent to such surrender.

(h) No Liability. Subject to applicable Law, notwithstanding any provision of this Section 2.9 to the contrary, none of the Exchange Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(i) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 shall thereafter look for payment of the Merger Consideration and the Dividend Consideration, if any, payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Law), as general creditors thereof, for any claim to the Merger Consideration and the Dividend Consideration, if any, to which such holders may be entitled pursuant to Section 2.7.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(d)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration and the Dividend Consideration payable, if any, in respect thereof pursuant to Section 2.7. Parent or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration and the Dividend Consideration, if any, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Exchange Agent, Parent, the Company and the Surviving Corporation (without duplication) shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom pursuant to or in accordance with any applicable Law in respect of Taxes. To the extent that such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid in satisfaction of the corresponding obligations hereunder. The Exchange Agent, Parent or the Surviving Corporation, as applicable, shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Governmental Authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) other than with respect to the representations and warranties set forth in Section 3.3, Section 3.4, Section 3.7(a), the first two sentences of Section 3.7(b), Section 3.7(c), Section 3.25 and Section 3.30, as disclosed in (or incorporated by reference in) the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2017 and prior to the date of this Agreement (other than any predictive, cautionary or forward-looking statements or disclosures (other than historical facts), including those contained in any “Risk Factors” section thereof); or (b) subject to the terms of Section 9.12, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing pursuant to the DGCL.

(b) The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified and licensed to do business and is in good standing in each jurisdiction where the character of its properties or assets owned or leased or the nature of or the conduct of its activities make such qualification, license or good standing necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has made available to Parent true, correct and complete copies of the Charter and the Amended and Restated Bylaws of the Company, in each case as amended as of the date of this Agreement (the “Bylaws”). The Company is not in violation of its Organizational Documents.

3.2 Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Transaction, including the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transaction, including the Merger have been duly authorized and approved by the Company Board, and except for obtaining the Requisite Stockholder Approval and filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations under this Agreement and the consummation of the Transaction, including the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (A) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) is subject to the general principles of equity (such exceptions in clauses (A) and (B), the “Enforceability Exceptions”).

3.3 Company Board Approval; Fairness Opinion.

(a) Company Board Approval. The Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) authorized and approved the execution and delivery of this Agreement by the Company and the performance by the Company of its covenants and other obligations hereunder; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL (the “Company Board Recommendation”). Except as permitted by Section 5.5, the Company Board has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

(b) Fairness Opinion. The Company Board has received the written opinion of its financial advisor, Evercore Group L.L.C., to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the Merger Consideration (excluding the Fractional Share Consideration, if any) to be received by the holders of shares of Company Common Stock (other than Parent or any Affiliate of Parent, if applicable) in the Merger is fair, from a financial point of view, to such holders. A written copy of such opinion will be delivered to Parent promptly following the date of this Agreement for informational purposes only.

(c) Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.14 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL, any other “control share acquisition,” “fair price,” “moratorium” and any similar applicable “anti-takeover” Law (whether state or federal) will not be applicable to the Merger. There is no stockholder rights plan, “poison pill,” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is a party.

3.4 Requisite Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any of the Company’s capital stock or other equity interest in the Company necessary under applicable Law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.

3.5 Non-Contravention. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transaction, including the Merger will not (a) violate or conflict with any provision of the Organizational Documents of the Company (in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval); (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with the giving of notice or lapse of time or both, would become a default) pursuant to, or result in the termination or cancellation of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration, or the loss of any benefit or change in any other right of the Company or any of its Subsidiaries or any material and adverse change in any terms to which the Company or any of its Subsidiaries is bound, in each case pursuant to any Contract binding on the Company or any of its Subsidiaries; (c) assuming the Governmental Authorizations referred to in Section 3.6 are obtained and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon, or any right of first refusal or forced sale to a third party of, any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations, rights or Liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and that would not otherwise prevent or materially delay the consummation of the Merger.

3.6 Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company or any Subsidiary thereof in connection with (a) the execution, delivery and performance of this Agreement by the Company; or (b) the consummation of the Transaction, including the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Requisite Filings with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the NYSE; (iv) compliance with any applicable requirements of the HSR Act; (v) such Governmental Authorizations required solely by reason of participation of Parent or Merger Sub; and (vi) such other Governmental Authorizations the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not otherwise prevent or materially delay the consummation of the Merger.

3.7 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Company Common Stock; and (ii) 20,000,000 shares of Company Preferred Stock. As of the close of business on July 24, 2020 (such time and date, the “Capitalization Date”), (A) 58,921,292 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 18,791,169 shares of Company Common Stock were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) Stock Reservation and Awards. As of the Capitalization Date, 4,460,221 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans. As of the Capitalization Date, there were (i) outstanding Company Options to acquire 6,152,774 shares of Company Common Stock with a weighted average exercise price of $5.65 per share; (ii) 5,426,034 shares of Company Common Stock subject to outstanding Company RSUs; and (iii) 577,785 shares of Company Common Stock subject to outstanding Company PSUs (at target level of performance achievement). From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any shares of Company Common Stock, other than pursuant to the exercise of Company Options or the vesting and settlement of Company RSUs or Company PSUs, and has not issued any Company Preferred Stock. The Company has delivered or made available to Parent a true and complete list as of the Capitalization Date of all outstanding Company Options, Company RSUs and Company PSUs, including, with respect to each such equity award, the (A) holder, (B) date of grant, (C) vesting schedule, (D) whether subject to performance conditions, (E) number of shares of Company Common Stock subject to such award (assuming target performance levels were achieved, if applicable), and, for Company Options, (F) the applicable exercise price, (G) expiration date and (H) whether it is an incentive stock option.

(c) Company Securities. Except as set forth in Sections 3.7(a) and 3.7(b), as of the date of this Agreement, there are no (i) shares of capital stock of, or other equity interest in, Company that are issued, reserved for issuance or outstanding; (ii) outstanding options, warrants, calls, convertible or exchangeable securities or other rights or binding arrangements that obligate the Company to issue any shares of capital stock or other equity interests in the Company or securities convertible into or exchangeable for such shares or equity interests; and (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, the Company (the items in clauses (i) through (iii), collectively, the “Company Securities”).

(d) Other Rights. There are no (i) stockholders agreements, voting trusts, registration rights agreements or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, registration or disposition of any Company Securities; or (ii) legally binding obligations of the Company or any of its Subsidiaries (A) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities or (B) to make any payment based on the price or value of any equity interests of the Company. As of the date of this Agreement, (1) the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company Options or the forfeiture of, or withholding of Taxes with respect to Company Options, Company RSUs or Company PSUs) and (2) neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness or similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter (on which stockholders of the Company may vote).

3.8 Subsidiaries.

(a) Each of the Subsidiaries of the Company (i) is duly organized and validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except, in the case of (i) and (ii) for such failures to be duly organized, validly existing or in good standing or to have such power and authority, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified and licensed to do business and is in good standing in each jurisdiction where the character of its properties or assets owned or leased or the nature of or the conduct of its activities make such qualification, license or good standing necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.8 of the Company Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Company as of the date of this Agreement.

(b) All of the outstanding capital stock of, or other equity interests in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) is owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens and restrictions on transfer arising under applicable federal and state securities Laws).

(c) There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity interests in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements that obligate the Company or any Subsidiary of the Company to issue, any capital stock of, or other equity interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity interest in, any Subsidiary of the Company; or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company.

(d) Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries and publicly traded securities held for investment that do not exceed five percent of the outstanding securities of any entity, the Company does not own, directly or indirectly, nor is the Company or any of its Subsidiaries party to any Contract, commitment or other agreement to acquire, any capital stock or other voting securities of, or other ownership interests in, any Person.

3.9 Company SEC Reports. Since January 1, 2017, the Company has filed or furnished all forms, reports and documents with the SEC that have been required to be filed or furnished by it pursuant to applicable Laws (collectively, together with all exhibit and schedules thereto and other information incorporated by reference therein, the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the NYSE, as the case may be, each as in effect on the date that such Company SEC Report was filed or furnished. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.10 Company Financial Statements; Internal Controls; Indebtedness.

(a) Company Financial Statements. Except to the extent updated, amended, restated or corrected by a subsequent Company SEC Report filed prior to the date of this Agreement, as of their respective dates of filing with the SEC, the consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, in conformity with GAAP, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments and to any other adjustment described therein). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” (as defined and required pursuant to Rule 13a-15 promulgated under the Exchange Act). Such disclosure controls and procedures are designed to provide reasonable assurance that all

(i) information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the applicable rules and forms of the SEC; and (ii) such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the Chief Executive Officer and Chief Financial Officer of the Company to make the certifications required under the Exchange Act with respect to such Company SEC Reports.

(c) Internal Control over Financial Reporting. The Company and its Subsidiaries have established and maintain a system of “internal control over financial reporting” (as defined and required pursuant to Rule 13a-15 promulgated under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s consolidated financial statements for external purposes in accordance with GAAP. Since January 1, 2017, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (i) any “significant deficiencies” (as defined pursuant to Rule 12b-2 promulgated under the Exchange Act) in the system of internal control over financial reporting used by the Company and its Subsidiaries that has not been subsequently remediated; (ii) any “material weakness” (as defined pursuant to Rule 12b-2 promulgated under the Exchange Act) in the Company’s internal control over financial reporting (whether or not remediated); or (iii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(d) No Claims. Since January 1, 2017, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, auditor or accountant of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, determined, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or notes thereto, other than liabilities (a) reflected or otherwise reserved against in the consolidated balance sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed or furnished prior to the date of this Agreement; (b) arising in connection with the Transaction or in connection with obligations under existing Contracts or applicable Law; (c) incurred in the ordinary course of business since March 31, 2020; and (d) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no off-balance sheet arrangements required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act (“Regulation S-K”) that have not been so described in the Company SEC Reports.

3.12 Absence of Certain Changes.

(a) Except as set forth in Section 3.12(a) of the Company Disclosure Letter, since March 31, 2020 through the date of this Agreement, except for (i) the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, and (ii) any actions taken as a result of COVID-19 and COVID-19 Measures, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business.

(b) (i) Since March 31, 2020, there has not occurred a Company Material Adverse Effect and (ii) since March 31, 2020 through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of the Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.2(b), Section 5.2(e), Section 5.2(f), Section 5.2(h), Section 5.2(j), Section 5.2(k), Section 5.2(o), Section 5.2(p) or Section 5.2(t)

3.13 Material Contracts.

(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party. The Company has made available to Parent a true and complete copy of each Material Contract as in effect as of the date of this Agreement.

(b) Validity. Each Material Contract is valid, binding and enforceable on the Company or each Subsidiary of the Company that is a party thereto in accordance with its respective terms and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except (i) for such Material Contracts that are terminated or expire after the date of this Agreement in accordance with their respective terms or (ii) where the failure to be valid, binding or enforceable in accordance with its terms, or in full force and effect, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred that, with the giving of notice or lapse of time or both, would constitute a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since July 31, 2019, neither the Company nor any Subsidiary has received any written or, to the Knowledge of the Company, other notice (A) of a breach or default from a counterparty to any Material Contract and no counterparty to a Material Contract has notified the Company or any Subsidiary in writing that it intends to terminate or not renew a Material Contract or (B) challenging the validity or enforceability of any Material Contract, except in the cases of clauses (A) and (B) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice from any counterparty to any Material Contract seeking to adversely modify its relationship with the Company or its Subsidiaries under such Material Contract from the manner in which such relationship has been conducted during the 12 months prior to the date hereof, except for such modifications that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Securitization Contracts. Other than with respect to the Standard Securitization Undertakings, no operative Contract governing any Company Indebtedness of the Non-Recourse Subsidiaries, nor any other Securitization Contract, requires the Company or any of its Subsidiaries, other than any Non-Recourse Subsidiary in respect of the applicable Securitization Contract or other operative Contracts governing the Indebtedness of such Non-Recourse Subsidiary, to make a material payment directly related to (i) one or more uncollectible or uncollected loan or receivable, or (ii) one or more failures of any Non-Recourse Subsidiary to make a payment to (w) any lender to such Non-Recourse Subsidiary, (x) any holder of a note issued by such Non-Recourse Subsidiary, (y) any other creditor of such Non-Recourse Subsidiary, or (z) any agent, custodian or trustee for any such lender, holder or creditor. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries is in violation of any representations made pursuant to any operative Contract governing any Company Indebtedness of any of the Non-Recourse Subsidiaries or any other Securitization Contract relating to the ability of the Company, any Company Subsidiary or any Non-Recourse Subsidiary to perform its obligations under any Securitization Contract (or any Contract, agreement or instrument referenced in any Securitization Contract).

3.14 Real Property.

(a) Neither the Company nor any of its Subsidiaries own any real property.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have a good and valid leasehold interest in all of its Leased Real Property, free and clear of all liens (except for Permitted Liens); (ii) each lease, license, sublease and occupancy agreement (each, a “Lease”) with respect to material real property leased, licensed, subleased or otherwise used by the Company or its Subsidiaries as lessee or sublessee (the “Leased Real Property,”), is valid and binding on the Company or its Subsidiaries and is in full force and effect and, to the Knowledge of the Company, is valid and binding on, and enforceable against, the other parties thereto; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in breach or default under any of the Leases, nor has any event occurred that, with notice or lapse of time or both, would constitute a breach or default pursuant to any such Lease by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto. Section 3.14 of the Company Disclosure Letter sets forth a true, correct and complete list of all material Leased Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the real property used by the Company or any of its Subsidiaries and any plants, buildings, structures and equipment thereon owned or leased by the Company and its Subsidiaries, are in good operating condition and repair, have been maintained consistent with standards generally followed in the industry (given due account to the age and length of use of same, ordinary wear and tear excepted), and are adequate and suitable for their present use. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the material tangible personal property used by the Company and its Subsidiaries.

3.15 Intellectual Property.

(a) Section 3.15(a)(i) of the Company Disclosure Letter lists, as of the date hereof, all registrations and applications pertaining to Intellectual Property owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Intellectual Property”) and, as applicable, the registrant or applicant for each item of Company Registered Intellectual Property, the jurisdiction in which each item of Company Registered Intellectual Property has been issued, filed, or recorded, and the respective registration or application numbers and dates of issuance, registration or filing for each item of Company Registered Intellectual Property. The Company has maintained the Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices, except for any such failure to maintain that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All fees and documents necessary to, as applicable, prosecute and maintain each item of Company Registered Intellectual Property have been paid or filed with the relevant Governmental Authority, other than with respect to those Company Registered Intellectual Property that the Company has permitted to lapse in its reasonable business judgment. Section 3.15(a)(ii) of the Company Disclosure Letter lists, as of the Closing Date, (a) all Company Intellectual Property that are material to the Company’s business that are not Company Registered Intellectual Property and (b) all domain names (including the websites and URLs associated therewith) and social media accounts included in the Company Intellectual Property. Each item of Company Registered Intellectual Property is valid, subsisting and, to the Knowledge of the Company, enforceable, in each case as of the Closing Date.

(b) The Company or any of its Subsidiaries, as applicable, owns, or is licensed or otherwise possesses adequate rights to use, all material Company Intellectual Property used in their respective businesses as currently conducted; provided, however, that the representation and warranty in this Section 3.15(b) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property, which is addressed in Section 3.15(e) below. The Company or any of its Subsidiaries, as applicable, may exercise, transfer, or license each item of Company Intellectual Property without restriction or payment to a third party. Neither the Company nor any of its Subsidiaries are obligated to transfer or exclusively license any item of Company Intellectual Property to a third party.

(c) Following the Closing Date, all of the Company’s and its Subsidiaries’ rights under all Contracts licensing Intellectual Property to third parties (including, without limitation, the right to receive royalties) will remain the same. The Company and its Subsidiaries shall maintain all rights under all Contracts licensing Intellectual Property to the Company or any of its Subsidiaries to the extent the Company and its Subsidiaries would have been able to, had the Merger not occurred, without being required to pay any material additional amounts or consideration other than fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to pay had the Merger not occurred.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings by any Person against the Company or any of its Subsidiaries alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries of any material Intellectual Property of such Person or challenging the ownership, validity or enforceability of any material Company Intellectual Property. Neither the Company nor any of its Subsidiaries, as applicable, have received any written notice from any third party pursuant to which such third party claims to own or have rights in any Company Intellectual Property as of the Closing Date.

(e) (i) The conduct of the business of the Company and its Subsidiaries, the activities of the Company and its Subsidiaries and the Products do not infringe, misappropriate or violate (and since January 1, 2017, have not infringed, misappropriated or violated) in any material respect any Intellectual Property of any Person and (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or violating in any material respect any Company Intellectual Property.

(f) The Company and its Subsidiaries (i) take, and since January 1, 2017 have taken, commercially reasonable measures designed to protect the security of the computer systems owned by the Company or any of its Subsidiaries and the confidentiality of the trade secrets owned by the Company or any of its Subsidiaries and (ii) comply, and since January 1, 2017 have complied, with applicable Law regarding the collection, use and disclosure of personally identifiable information stored or processed by the Company or any of its Subsidiaries.

(g) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Open Source has been modified or distributed by or on behalf of the Company or any of its Subsidiaries in a manner that would require the Company or any of its Subsidiaries to (i) publicly make available the source code of any Product, (ii) license, distribute, or make available the source code of any Product for the purpose of reverse engineering or making derivative works of such Product, (iii) permit any Products to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (iv) be restricted or limited from charging for distribution of any Products.

(h) The Products perform in accordance with their documented specifications and as the Company and its Subsidiaries have warranted to their customers, except to the extent any such failure to so perform when used as directed in such documented specifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Products do not contain any “viruses”, “worms”, “time bombs”, “key locks”, or any other code or devices that are intended to disrupt or interfere with the operation of the Products or equipment upon which the Products operate, or the integrity of the data, information or signals the Products produce in a manner adverse to the Company, its Subsidiaries, or any customer, licensee or recipient.

(i) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution of this Agreement or the consummation of the Merger will not result in the disclosure to a third party of any source code of any Product (including any release from escrow of any such source code). The Company and its Subsidiaries have not granted any current or currently contingent right, license or interest in or to the source code of the Products, and since developing the source code of the Products, the Company and its Subsidiaries have not provided or disclosed the source code of the Products to any person or entity except disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performances of services to the Company or its Subsidiaries, as applicable.

(j) Since January 1, 2017, the Company and each of its Subsidiaries have been and are in compliance with all applicable Data Privacy Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2017, no claims have been asserted in writing or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Person or Governmental Authority alleging any violation of any Personal Data or any Person’s privacy or other rights under any such Data Privacy Laws or policies relating thereto, except, in each case, where such noncompliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, there are no Legal Proceedings pending or, to the Knowledge of the Company threatened, alleging noncompliance by the Company or any of its Subsidiaries with respect to any such Data Privacy Laws.

(k) Since January 1, 2017, the Company and each of its Subsidiaries have not experienced a Security Breach, except for a Security Breach that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have established and implemented and maintain written policies and organizational, physical, administrative and technical measures designed to provide reasonable assurance regarding the protection, privacy, and security of Personal Data against any Security Breach, which policies and measures are reasonable and in accordance with industry best practices, except for such inconsistencies that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l) No funding, facilities or personnel of any Governmental Authority were used to develop or create, in whole or in part, any Company Intellectual Property, any of the Products, or any product currently under development to be sold by the Company or its Subsidiaries. No Governmental Authority has any claim or right to claim any right in any Company Intellectual Property, any Products, or any product currently under development to be sold by the Company or its Subsidiaries.

3.16 Tax Matters.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) Each of the Company and its Subsidiaries have timely filed (taking into account valid extensions) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete.

(ii) Each of the Company and its Subsidiaries has timely paid all Taxes that are due and payable, or (A) where payment is not yet due, has established in accordance with GAAP an adequate accrual therefor or (B) where payment is being contested in good faith pursuant to appropriate procedures, has established in accordance with GAAP an adequate reserve for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and records.

(iii) The reserves for Taxes reflected in the balance sheet included in the most recent (as of the date of this Agreement) annual financial statements of the Company and its Subsidiaries (rather than any notes thereto) are adequate to cover all unpaid Taxes of the Company and its Subsidiary for all Taxable periods thereof through the date of such balance sheet, and such reserves for Taxes as adjusted for operations and transactions and the passage of time through the Closing Date in accordance with past custom and practice of the Company and its Subsidiaries are adequate to cover all unpaid Taxes of the Company and its Subsidiaries accruing through the Closing Date.

(iv) Neither the Company nor any of its Subsidiaries has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any Tax or Tax asset, in each case that has not since expired.

(v) No audits or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress, pending or have been asserted, threatened or proposed in writing.

(vi) Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.

(vii) No claim has been made in writing by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(viii) There are no requests for rulings or determinations in respect of any Tax or Tax asset made or pending between the Company or any of its Subsidiaries and any Governmental Authority.

(ix) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting requested or initiated prior to the Closing Date or the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of the state, local or non-U.S. Tax law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date, or (F) election under 965(h) of the Code (or any corresponding or similar provision of the state, local or non-U.S. Tax law).

(x) Neither the Company nor any of its Subsidiaries has extended, deferred or delayed the payment of any Taxes under the Coronavirus Aid, Relief and Economic Security Act or otherwise as a result of the effects of the COVID-19 pandemic.

(xi) Neither the Company nor any of its Subsidiaries:

(1) is a party to or bound by, or currently has any material liability pursuant to, any Tax Sharing Agreement;

(2) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent; or

(3) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as transferee or successor, by contract or otherwise (including pursuant to any Law).

(xii) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b).

(xiii) Neither the Company nor any of its Subsidiaries has in the last two (2) years constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xiv) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(xv) At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

3.17 Employee Benefits.

(a) Employee Plans. Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material Employee Plans. Each Employee Plan which provides benefits to current or former employees, officers or directors of the Company or any of its Subsidiaries who are located outside of the United States shall be hereinafter referred to as a “Foreign Plan.” Each material Foreign Plan has been designated as such in Section 3.17(a) of the Company Disclosure Letter.

(b) Absence of Certain Plans. Neither the Company nor any of its Subsidiaries maintains, sponsors or participates in, or contributes to, (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA), or (iii) a plan that is subject to Section 412 of the Code, or Section 302 or Title IV of ERISA. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has been assessed any liability by a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan.

(c) Compliance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Employee Plan has been maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code. Each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion letter, issued by the U.S. Internal Revenue Service, and, to the Knowledge of the Company, no events have occurred that would reasonably be expected to result in the revocation of the qualified status of any such Employee Plan. Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, all contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Employee Plan, as applicable, and all contributions and premium payments for any period ending on or before the Closing Date that are not yet due have been properly accrued.

(d) Employee Plan Legal Proceedings. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, there are no Legal Proceedings pending or threatened in writing on behalf of or against any Employee Plan, other than routine claims for benefits.

(e) No Prohibited Transactions. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), in each case except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(f) No Welfare Benefit Plan. No Employee Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides material post-termination or retiree life insurance or health benefits to any person, except as may be required by Section 4980B of the Code or any similar applicable Law.

(g) None of the execution and delivery of this Agreement or the consummation of the Transaction (alone or in conjunction with any other event) shall (i) entitle any current or former employee or director of the Company to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefits or trigger any other material obligation under any Employee Plan or (iii) result in any payment or benefit made by the Company or any of its Subsidiaries to be characterized as a parachute payment within the meaning of Section 280G of the Code, in the case of each of clause (g)(i), (g)(ii) and (g)(iii), except as set forth in Section 3.17(g) of the Company Disclosure Letter.

(h) With respect to each Employee Plan set forth on Section 3.17(a) of the Company Disclosure Letter, other than a Foreign Plan, the Company has delivered or made available to Parent complete copies, to the extent applicable, of (i) each such written Employee Plan, as amended, together with the required audited or unaudited financial statements, as applicable, and actuarial reports, in each case for the three (3) most recent plan years, if any; (ii) each related funding vehicle with respect to each such Employee Plan; (iii) the most recent determination letter and any other material communication received from the Internal Revenue Service within the last three (3) years, or similar ruling or notice issued by any Governmental Authority with respect to each such Employee Benefit Plan; (iv) the Form 5500 Annual Report for the three (3) most recent plan years to the extent such forms are required for any such Employee Plan; and (v) the most recent summary plan description and any summary of material modifications thereto which relates to any such Employee Plan. A description of any unwritten Employee Plan set forth on Section 3.17(a) of the Company Disclosure Letter, other than a Foreign Plan, including a description of any material terms thereof, is set forth in Section 3.17(h) of the Company Disclosure Letter.

(i) Prior to the date hereof, the Company ceased to make offering periods available under the Company ESPP and as the date hereof no contributions are accrued or otherwise outstanding under the Company ESPP.

(j) As of the date hereof, there are no Company RSUs that are outstanding other than Company Employee RSUs and Company Director RSUs.

(k) No adjustment of the performance conditions applicable to all Company PSUs granted in 2018 and 2020, and to all Company Performance Unit Agreements granted in 2018 and 2020, has occurred since the date the Compensation Committee of the Company Board approved such performance conditions.

3.18 Labor Matters.

(a) Union Activities. None of the Company nor any of its Subsidiaries is party to any collective bargaining agreements, labor union contracts or trade union agreements. To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. There is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, as of the date of this Agreement, threatened directly against the Company or any of its Subsidiaries. No material grievance or material arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Company or any of its Subsidiaries and, to the Knowledge of the Company, no claim therefor has been asserted. Except as set forth in Section 3.18(a) of the Company Disclosure Letter, there is no material charge pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging unlawful discrimination in employment practices before any court or agency and there is no material charge of or proceeding with regard to any unfair labor practice against the Company pending before the National Labor Relations Board.

(b) Employment Law. Except for such failures to be in compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries are in compliance with applicable Laws with respect to employment (including applicable Laws regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, termination of employment (including WARN) and collective bargaining).

3.19 Compliance with Laws

(a) The Company and each of its Subsidiaries, and, to the Company’s Knowledge, any agent or service provider thereof when acting on behalf of Company or any Subsidiary in connection with any Loan, is, and since January 1, 2017 has been, in compliance with all Laws (including COVID-19 Measures) and all formal written policies and formal written guidance of Governmental Authorities, in each case that are applicable to the Company and its Subsidiaries, except where such failures to be in compliance have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received written notice of, and no claims have been filed (or have, to the Knowledge of the Company, been threatened to be filed) against the Company or any of its Subsidiaries alleging, any violation by the Company or any Subsidiary of any such Law, except for such violations as have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is a party to any agreement, consent order or settlement with any Governmental Authority with respect to any actual or alleged violation of any applicable Law, except for agreements and settlements that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(b) Except for such failures to hold all Permits or be in compliance as would not reasonably be expected to (x) be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole or (y) adversely affect the enforceability or collectability of the Loans (except to the extent such adverse effect on enforceability or collectability would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole), the Company and its Subsidiaries, (i) hold all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities (“Permits”) necessary for the ownership and operation of their business as presently conducted; and (ii) are in compliance with the terms of all Permits necessary for the ownership and operation of their businesses in every state in the United States where they are required under applicable Law. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other material impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or material impairment would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, there is no pending or, to the Knowledge of the Company, threatened (orally or in writing) Legal Proceeding with any Governmental Authority having jurisdiction or authority over the operations of the Company or any of its Subsidiaries that would reasonably be expected to impair the validity of any Permit, or result in the revocation, cancellation, termination or material impairment of any Permit or to adversely affect the enforceability or collectability of any Loan.

3.20 Loans. Except for such failures of the following to be true as would not be reasonably expected to (x) be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole or (y) adversely affect the enforceability or collectability of the Loans (except to the extent such adverse effect on enforceability or collectability would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole), since January 1, 2017 (i) each Loan (x) was solicited and originated and has been administered and serviced in accordance with the Company’s or such Subsidiary’s, as applicable, underwriting, lending and servicing standards and in accordance with usury and all other applicable Law and (y) made or held by the Company or any of its Subsidiaries has arisen from bona fide transactions in the ordinary course of the business of the Company or its Subsidiary(ies), as applicable; (ii) the terms and conditions of each agreement establishing each Loan (each, a “Loan Agreement”), including all fees, charges, interest, and loan terms thereof and the provisions regarding arbitration of claims (excepting claims for public injunction), and, assuming due authorization, execution and delivery by the borrower(s) thereunder, constitute a legal, valid and binding obligation of the borrower(s) of the Loan funds, enforceable against such borrower(s) in accordance with its terms (subject to the Enforceability Exceptions); and (iii) all Loan solicitation and marketing materials, scripts, website disclosures, policies and procedures and administrative practices (including collection practices) of the Company and each of its Subsidiaries comply in all material respects with applicable Law.

3.21 Regulatory Matters. Except for such failures of the following to be true as have not been and would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, each of the Company and its Subsidiaries has timely and accurately filed or provided all regulatory reports, schedules, forms, Permit applications or renewals, examination responses and submissions, and other similar documents, together with any amendments required to be made with respect thereto, that the Company or its Subsidiary was required to file since January 1, 2017 to the date of this Agreement, with any Governmental Authority and timely paid all fees and assessments due and payable in connection therewith. Except for such failures of the following to be true as would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, there is no unresolved violation or exception by the Company or any of its Subsidiaries with respect to any of the documents described in the first sentence of this Section 3.21, and as of their respective dates, such documents complied in all material respects with all requirements of applicable Law and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for such failures to be in compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries are in compliance with all formal written Governmental Authority directives and with all formal written undertakings made by the Company or its Subsidiaries to any Governmental Authority including any and all directives and undertakings arising from the most recent examination by such Governmental Authority, and have satisfactorily addressed in all material respects all matters requiring attention, if any. None of such directives, undertakings and actions, individually or collectively, has had or would reasonably expected to have a Company Material Adverse Effect.

3.22 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as would not reasonably be expected to (i) be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole or (ii) prevent or materially delay the consummation of the Transaction, there are no Legal Proceedings pending against the Company or any of its

Subsidiaries or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any agent or service provider acting pursuant to a Material Contract on behalf of the Company or any of its Subsidiaries.

(b) No Orders. Except as would not reasonably be expected to (i) be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, or (ii) prevent, enjoin or materially delay the consummation of the Transaction, neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, writ, decree, award, decision, injunction, ruling, subpoena, verdict, consent decree, settlement agreement, order or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (each, an “Order”) (in each case, whether temporary, preliminary or permanent).

3.23 Insurance. The Company and its Subsidiaries have all material policies of insurance (including policies providing casualty, liability, and workers compensation coverage) and all material fidelity bonds or other material insurance contracts providing coverage for the Company and its Subsidiaries and any of their respective employees, properties and assets, that are customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries and that are sufficient for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). The Company has made available to Parent a list of all such material insurance policies. All such insurance policies are in full force and effect, all premiums due and payable hereunder have been paid, the Company and the Company’s Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies, no notice of cancellation has been received and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, there is no claim by the Company or any of its Subsidiaries under any such insurance policy as to which coverage has been denied or, to the Knowledge of the Company, disputed by the underwriters of any insurance policy.

3.24 Anti-Corruption Compliance. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company nor any officer, director or employee, agent, service provider or other Person acting behalf of the Company or its Subsidiaries or any third party acting on their behalf has, since January 1, 2017, taken or permitted any action that would cause any of the foregoing to be in material violation of any provision of the United States Foreign Corrupt Practices Act (the “FCPA”), the UK Bribery Act 2010, or any other applicable anticorruption or antibribery Laws. Since January 1, 2017, neither the Company nor any of its Subsidiaries has engaged in, or is now engaged in, directly or, to the Knowledge of the Company, indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State (“Sanctions”) in violation of applicable Sanctions. The Company and its Subsidiaries (i) are, and since January 1, 2017 have been, in material compliance with all applicable Sanctions and export controls laws, and (ii) have instituted, maintain and enforce policies and procedures and training programs reasonably designed to ensure material compliance with all applicable Sanctions and export controls laws. Since January 1, 2017, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers or employees is, or since January 1, 2017 has been, subject to any actual, pending, or to the Knowledge of the Company, or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, written (or to the Company’s Knowledge, oral) notices of violation, investigations, Legal Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Authority involving the Company or any of its Subsidiaries, in any way relating to Sanctions, the FCPA, the UK Bribery Act 2010 or any other applicable anticorruption or antibribery Laws. Neither the Company nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any applicable Law, except for agreements and settlements that are not material to the Company and its Subsidiaries taken as a whole.

3.25 Brokers. Except for Evercore Group L.L.C., there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company or any of its

Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger.

3.26 Company Information. The information supplied or to be supplied by the Company for inclusion in the S-4 (including the Proxy Statement/Prospectus) will not, on the date the S-4 (and any amendment or supplement thereto) is declared effective, the date on which the Proxy Statement/Prospectus is first disseminated to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

3.27 Material Commercial Arrangements. Section 3.27 of the Company Disclosure Letter sets forth a list of the Company’s and its Subsidiaries’ top ten largest “strategic partners” or “funding advisors,” as each such term is described in the Company SEC Reports (in each case, determined on the basis of the aggregate loan volume sold or generated pursuant to or as a result of such Contracts during each of (x) the twelve-month period ending December 31, 2019 and (y) the six month period ending June 30, 2020). Except for such failures of the following to be true as would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has received any written (or, to the Company’s Knowledge, oral) notice from any party set forth in Section 3.27 of the Company Disclosure Letter that any such party intends to cancel, terminate or otherwise adversely modify in any material respect (through a reduction in business or otherwise) its relationship with the Company or its Subsidiaries from the manner in which such relationship has been conducted during the twelve (12) months prior to the date hereof.

3.28 Environmental Matters. Except as disclosed in Section 3.28 of the Company Disclosure Letter or as would not reasonably be expected to be have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Company’s and its Subsidiaries’ are, and since January 1, 2017 have been, in compliance with all applicable Environmental Laws; (b) there are no liabilities or obligations of the Company or any of its Subsidiaries as a result of any violation by the Company or any of its Subsidiaries of any Environmental Law or any Permit required under Environmental Law, or any Release by the Company or its Subsidiaries of any Hazardous Substance; (c) the Company and its Subsidiaries possess, currently maintain, and are in compliance and have since January 1, 2017 complied with all material Permits required under applicable Environmental Laws; and (d) there is no Legal Proceeding or information request by any Governmental Authority pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries either pursuant to Environmental Law or arising from the Release of Hazardous Materials, and neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order or Lien pursuant to Environmental Law.

3.29 Affiliate Transactions. Except for employment-related Contracts and Employee Plans, there are no Contracts or other transactions or series of related Contracts or other transactions, between the Company or any of its Subsidiaries, on the one hand, and any (a) current or former director or executive officer (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries; (b) any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock; or (c) any affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or beneficial owner, on the other hand.

3.30 Interested Stockholder. Neither the Company nor any of its Subsidiaries is an “interested stockholder” of Parent or Merger Sub (with the meaning of the foregoing word in quotation marks as defined in Section 203 of the DGCL).

3.31 No Other Representations or Warranties.

(a) No Other Representations and Warranties of the Company. Except for the representations and warranties expressly made by the Company in this Article III, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to Parent or Merger Sub or any of their respective Subsidiaries or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Subsidiaries or Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent, Merger Sub or any of their respective Subsidiaries or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transaction.

(b) No Other Representations and Warranties of Parent and Merger Sub. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Parent, Merger Sub or any of their respective Subsidiaries or any of their respective businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by Parent, Merger Sub or any of their Affiliates or Representatives to make any representation or warranty relating to Parent, Merger Sub or any of their respective Subsidiaries or any of their respective businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company or any of their respective Affiliates or Representatives as having been authorized by Parent, Merger Sub or any of their Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by Parent and Merger Sub in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and Parent and Merger Sub hereby disclaim any other express or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(c) No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied; or

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Subsidiaries or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of Parent in connection with the Merger, in connection with presentations by Parent’s management or in any other forum or setting.

(d) Notwithstanding the foregoing, this Section 3.31 shall not limit or otherwise affect in any way Parent’s, Merger Sub’s or the Company’s remedies in the case of fraud with respect to the representations and warranties made in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

With respect to any Section of this Article IV, except (a) other than with respect to the representations and warranties set forth in Section 4.3, Section 4.6(a), the first two sentences of Section 4.6(b), Section 4.6(c), Section 4.14, and Section 4.17, as disclosed in (or incorporated by reference in) the reports, statements and other documents filed by Parent with the SEC or furnished by Parent to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2017 and prior to the date of this Agreement (other than any predictive, cautionary or forward-looking statements or disclosures (other than historical facts), including those contained in any “Risk Factors” section thereof); or (b) subject to the terms of Section 9.12, as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on the date of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing pursuant to the DGCL.

(b) Each of Parent and Merger Sub has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Each of Parent and Merger Sub is duly qualified and licensed to do business and is in good standing in each jurisdiction where the character of its respective properties or assets owned or leased or the nature of or the conduct of its activities make such qualification, license or good standing necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Each of Parent and Merger Sub has made available to Company true, correct and complete copies of the Organizational Documents of such Person, in each case as amended as of the date of this Agreement. None of Parent or Merger Sub is in violation of its Organizational Documents.

4.2 Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Transaction, including the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder, and the consummation of the Transaction have been duly authorized and approved by all necessary action on the part of the board of directors of each of Parent and Merger Sub and no additional actions on the part of Parent and Merger Sub are necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder, and, except the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms subject to the Enforceability Exceptions.

4.3 Board Approval. Each of the Parent Board and the Board of Directors of Merger Sub has unanimously (i) determined that it is in the best interests of Parent and Merger Sub and their respective stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein and (ii) authorized and approved the execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the performance by their respective covenants and other obligations hereunder. None of the Parent Board or the Board of Directors of Merger Sub has subsequently rescinded, modified or withdrawn any of the foregoing resolutions of such governing body.

4.4 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub do not, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Transaction, including the Merger will not (a) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with the giving of notice or lapse of time or both, would become a default) pursuant to, or result in the termination or cancellation of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration, or the loss of any benefit or change in any other right of Parent or any of its Subsidiaries or any material and adverse change in any terms to which Parent or any of its Subsidiaries is bound, in each case pursuant to any Contract binding on Parent or any of its Subsidiaries;

(c) assuming the Governmental Authorizations referred to in Section 4.5 are obtained, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations, rights or Liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and that would not otherwise prevent or materially delay the consummation of the Merger.

4.5 Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent or Merger Sub in connection with (a) the execution, delivery and performance of this Agreement by each of Parent and Merger Sub; or (b) the consummation of the Transaction, including the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Requisite Filings with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the NYSE; (iv) compliance with any applicable requirements of the HSR Act; and (v) such other Governmental Authorizations the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and would not otherwise prevent or materially delay the consummation of the Merger.

4.6 Parent Capitalization.

(a) Capital Stock. The authorized capital stock of Parent consists of (i) 250,000,000 shares of Parent Common Stock; and (ii) 25,000,000 shares of Parent Preferred Stock. As of the Capitalization Date, (A) 30,109,569 shares of Parent Common Stock were issued and outstanding and (B) no shares of Parent Preferred Stock were issued and outstanding. All issued and outstanding shares of Parent Common Stock (including the shares of Parent Common Stock to be issued pursuant to the Merger) are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) Stock Reservation and Awards. As of the Capitalization Date, Parent has reserved 3,909,176 shares of Parent Common Stock for issuance pursuant to the Parent Stock Plans. As of the Capitalization Date, there were (i) outstanding Parent Options to acquire 2,584,965 shares of Parent Common Stock with a weighted average exercise price of $20.23 per share; and (ii) 1,397,994 shares of Parent Common Stock subject to outstanding Parent RSUs. From the Capitalization Date to the date of this Agreement, Parent has not issued or granted any shares of Parent Common Stock, other than pursuant to the exercise of Parent Options or the vesting and settlement of Parent RSUs and has not issued any Parent Preferred Stock.

(c) Parent Securities. Except as set forth in Sections 4.6(a) and Section 4.6(b), as of the date of this Agreement, there are no (i) shares of capital stock of, or other equity interest in, Parent that are issued, reserved for issuance or outstanding; (ii) outstanding options, warrants, calls, convertible or exchangeable securities or other rights or binding arrangements that obligate Parent to issue any shares of capital stock or other equity interests in Parent or securities convertible into or exchangeable for such shares or equity interests; and (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, Parent (the items in clauses (i) through (iii), collectively, the “Parent Securities”).

(d) Other Rights. There are no (i) stockholders agreements, voting trusts, registration rights agreements or similar arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of any Parent Securities; or (ii) legally binding obligations of Parent or any of its Subsidiaries (A) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Parent Securities or (B) to make any payment based on the price or value of any equity interests of Parent. (1) Parent is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Parent Securities (other than pursuant to the cashless exercise of Parent Options or the forfeiture of, or withholding of

Taxes with respect to Parent Options or Parent RSUs and (2) neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness or similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter.

4.7 Subsidiaries.

(a) Each of the Subsidiaries of Parent (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except, in the case of (i) and (ii) for such failures to be duly organized, validly existing or in good standing, or to have such power and authority, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of the Subsidiaries of Parent is duly qualified and licensed to do business and is in good standing in each jurisdiction where the character of its properties or assets owned or leased or the nature of or the conduct of its activities make such qualification, license or good standing necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Section 4.7 of the Parent Disclosure Letter sets forth a true and complete list of the Subsidiaries of Parent as of the date of this Agreement.

(b) Except as set forth on Section 4.7(b) of the Parent Disclosure Letter, all of the outstanding capital stock of, or other equity interests in, each Subsidiary of Parent (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) is owned, directly or indirectly, by Parent, free and clear of all Liens (other than Permitted Liens and restrictions on transfer arising under applicable federal and state securities Laws).

(c) There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity interests in, any Subsidiary of Parent; (ii) options, warrants or other rights or arrangements that obligate Parent or any Subsidiary of Parent to issue, any capital stock of, or other equity interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity interest in, any Subsidiary of Parent; or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent.

(d) Except as set forth on Section 4.7(d) of the Parent Disclosure Letter, and except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries and publicly traded securities held for investment that do not exceed five percent of the outstanding securities of any entity, Parent does not own, directly or indirectly, nor is Parent or any of its Subsidiaries party to any Contract, commitment or other agreement to acquire, any capital stock or other voting securities of, or other ownership interests in, any Person.

4.8 Parent SEC Reports. Since January 1, 2017, Parent has filed or furnished all forms, reports and documents with the SEC that have been required to be filed or furnished by it pursuant to applicable Laws (collectively, together with all exhibit and schedules thereto and other information incorporated by reference therein, the “Parent SEC Reports”). Each Parent SEC Report complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the NYSE, as the case may be, each as in effect on the date that such Parent SEC Report was filed or furnished. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Parent SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.9 Parent Financial Statements; Internal Controls; Indebtedness.

(a) Parent Financial Statements. Except to the extent updated, amended, restated or corrected by a subsequent Parent SEC Report filed prior to the date of this Agreement, as of their respective dates of filing with the SEC, the consolidated financial statements (including any related notes and schedules) of Parent filed with the Parent SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, in conformity with GAAP, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments and to any other adjustment described therein). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries.

(b) Disclosure Controls and Procedures. Parent has established and maintains “disclosure controls and procedures” (as defined and required pursuant to Rule 13a-15 promulgated under the Exchange Act). Such disclosure controls and procedures are designed to provide reasonable assurance that all (i) information required to be disclosed by Parent in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the applicable rules and forms of the SEC; and (ii) such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to enable the Chief Executive Officer and Chief Financial Officer of Parent to make the certifications required under the Exchange Act with respect to such Parent SEC Reports.

(c) Internal Control over Financial Reporting. Parent and its Subsidiaries have established and maintain a system of “internal control over financial reporting” (as defined and required pursuant to Rule 13a-15 promulgated under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s consolidated financial statements for external purposes in accordance with GAAP. Since January 1, 2017, neither Parent nor, to the Knowledge of Parent, Parent’s independent registered public accounting firm has identified or been made aware of (i) any “significant deficiencies” (as defined pursuant to Rule 12b-2 promulgated under the Exchange Act) in the system of internal control over financial reporting used by Parent and its Subsidiaries that has not been subsequently remediated; (ii) any “material weakness” (as defined pursuant to Rule 12b-2 promulgated under the Exchange Act) in Parent’s internal control over financial reporting (whether or not remediated); or (iii) any fraud that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Parent and its Subsidiaries.

(d) No Claims. Since January 1, 2017, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, auditor or accountant of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

4.10 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities (whether accrued, absolute, determined, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or notes thereto, other than liabilities (a) reflected or otherwise reserved against in the consolidated balance sheet or in the consolidated financial statements of Parent and its Subsidiaries (including the notes thereto) included in the Parent SEC Reports filed or furnished prior to the date of this Agreement; (b) arising in connection with the Transaction or in connection with obligations under existing Contracts or applicable Law; (c) incurred in the ordinary course of business since March 31, 2020; and (d) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no off-balance sheet arrangements required to be disclosed pursuant to Regulation S-K that have not been so described in the Parent SEC Reports.

4.11 Absence of Certain Changes.

(a) Except as set forth in Section 4.11(a) of the Parent Disclosure Letter, since March 31, 2020 through the date of this Agreement, except for (i) the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, and (ii) any actions taken as a result of COVID-19 and COVID-19 Measures, the business of Parent and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business.

(b) (i) Since March 31, 2020, there has not occurred a Parent Material Adverse Effect and (ii) since March 31, 2020 through the date of this Agreement, there has not been any action taken by Parent, Merger Sub or any of their respective Subsidiaries that, if taken during the period from the date of the Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.4(b), Section 5.4(c) or Section 5.4(d).

4.12 Compliance with Laws

(a) Except as set forth on Section 4.12(a) of the Parent Disclosure Letter, Parent and each of its Subsidiaries is, and since January 1, 2017 has been, in compliance with all Laws (including COVID-19 Measures) that are applicable to Parent and its Subsidiaries, except where such failures to be in compliance have not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. Since January 1, 2017, neither Parent nor any of its Subsidiary has received written notice of, and no claims have been filed (or have, to the Knowledge of Parent, been threatened to be filed) against Parent or any of its Subsidiaries alleging, any violation by Parent or any Subsidiary of any such Law, except for such violations as have not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. Neither Parent nor any of its Subsidiaries is a party to any agreement, consent order or settlement with any Governmental Authority with respect to any actual or alleged violation of any applicable Law, except for agreements and settlements that are not and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(b) Except for such failures to hold all Permits or be in compliance as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries, (i) hold all Permits necessary for the ownership and operation of their business as presently conducted; and (ii) are in compliance with the terms of all Permits necessary for the ownership and operation of their businesses in every state in the United States where they are required under applicable Law. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other material impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or material impairment would not reasonably be expected to have a Parent Material Adverse Effect. Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, there is no pending or, to the Knowledge of Parent, threatened (orally or in writing) Legal Proceeding with any Governmental Authority having jurisdiction or authority over the operations of Parent or any of its Subsidiaries that would reasonably be expected to impair the validity of any Permit or result in the revocation, cancellation, termination or material impairment of any Permit.

4.13 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as would not reasonably be expected to (i) be, individually or in the aggregate, material to Parent or its Subsidiaries, taken as a whole or (ii) prevent or materially delay the consummation of the Transaction, there are no Legal Proceedings pending against Parent or any of its Affiliates or, to the Knowledge of Parent, threatened in writing against Parent or any of its Affiliates.

(b) No Orders. Except as would not reasonably be expected to (i) be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole or (ii) prevent, enjoin or materially delay the consummation of the Transaction, neither Parent nor any of its Subsidiaries is subject to any Order (whether temporary, preliminary or permanent).

4.14 Interested Stockholder. None of Parent, Merger Sub or any of their Subsidiaries is an “interested stockholder” of the Company (with the meaning of the foregoing word in quotation marks as defined in Section 203 of the DGCL).

4.15 Insurance. Parent and its Subsidiaries have all material policies of insurance (including policies providing casualty, liability, and workers compensation coverage) and all material fidelity bonds or other material insurance contracts providing coverage for Parent and its Subsidiaries and any of their respective employees, properties and assets, that are customarily carried by Persons conducting business similar to that of Parent and its Subsidiaries and that are sufficient for the businesses and operations of Parent and its Subsidiaries (taking into account the cost and availability of such insurance). All such insurance policies are in full force and effect, all premiums due and payable hereunder have been paid, Parent and Parent’s Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies, no notice of cancellation has been received and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, there is no claim by Parent or any of its Subsidiaries under any such insurance policy as to which coverage has been denied or, to the Knowledge of Parent, disputed by the underwriters of any insurance policy.

4.16 Anti-Corruption Compliance. None of Parent, any of its Subsidiaries, or, to the Knowledge of Parent nor any officer, director or employee, agent, service provider or other Person acting behalf of Parent or its Subsidiaries or any third party acting on their behalf has, since January 1, 2017, taken or permitted any action that would cause any of the foregoing to be in material violation of any provision of the FCPA, the UK Bribery Act 2010, or any other applicable anticorruption or antibribery Laws. Since January 1, 2017, neither Parent nor any of its Subsidiaries has engaged in, or is now engaged in, directly or, to the Knowledge of Parent, indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of any Sanctions in violation of applicable Sanctions. Parent and its Subsidiaries (i) are, and since January 1, 2017 have been, in material compliance with all applicable Sanctions and export controls laws, (ii) have instituted, maintain and enforce policies and procedures reasonably designed to ensure material compliance with all applicable Sanctions and export controls laws. Since January 1, 2017, neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any of their respective directors, officers or employees is, or since January 1, 2017 has been, subject to any actual, pending or, to the Knowledge of Parent, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, written (or, to the Parent’s Knowledge, oral) notices of violation, investigations, Legal Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Authority involving Parent or any of its Subsidiaries, in any way relating to Sanctions, the FCPA, the UK Bribery Act 2010 or any other applicable anticorruption or antibribery Laws. Neither Parent nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any applicable Law, except for agreements and settlements that are not material to Parent and its Subsidiaries, taken as a whole.

4.17 Brokers. Except for Jefferies LLC, there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger.

4.18 Operations of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Merger Sub shall not have engaged in any other business activities and shall have incurred no liabilities or obligations other than contemplated by this Agreement. Parent indirectly owns beneficially and of record all of the outstanding capital stock, and other equity interests in, Merger Sub free and clear of all Liens (other than restrictions no transfer under federal and state securities Laws).

4.19 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity interest in, Parent is necessary to approve this Agreement or the Merger. The adoption of this

Agreement by the affirmative vote or consent of Parent is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Law or its Organizational Documents.

4.20 Parent and Merger Sub Information. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Requisite Filings will not, at the time the Requisite Filings are first disseminated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company for inclusion or incorporation by reference therein.

4.21 Exclusivity of Representations and Warranties; No Reliance.

(a) No Other Representations and Warranties of Parent and Merger Sub. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent, Merger Sub or any of their respective Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, none of Parent, Merger Sub or any other Person makes or has made any express or implied representation or warranty to the Company or any of its Subsidiaries or their respective Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to Parent, Merger Sub or any of their respective Subsidiaries or their respective businesses or (b) except for the representations and warranties made by Parent and Merger Sub in this Article IV, any oral or written information presented to the Company or any of its Subsidiaries or Representatives in the course of their due diligence investigation of Parent or Merger Sub, the negotiation of this Agreement or the course of the Transaction.

(b) No Other Representations and Warranties of the Company. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Company or its Subsidiaries or any of their Affiliates or Representatives to make any representation or warranty relating to the Company or its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company or any of its Subsidiaries or any of their Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other express or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(c) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied; or

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting.

(d) Notwithstanding the foregoing, this Section 4.21 shall not limit or otherwise affect in any way Parent’s, Merger Sub’s or the Company’s remedies in the case of fraud with respect to the representations and warranties made in this Agreement.

ARTICLE V

INTERIM OPERATIONS

5.1 Affirmative Obligations of Company. Except (a) as expressly contemplated by this Agreement, (b) as set forth in Section 5.1 of the Company Disclosure Letter, (c) as required by applicable Law (including COVID-19 Measures), or (d) as approved in writing by Parent (which approval shall not be unreasonably withheld, conditioned or delayed; provided, that if Parent does not respond to the Company’s request for approval within five (5) Business Days from its receipt of such written request from the Company, Parent’s written approval shall be deemed to have been provided), during the period from the execution and delivery of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course of business (taking into account COVID-19 and any material event or change in circumstance that occurs following the date of this Agreement) and (ii) preserve substantially intact its current business organization and maintain relationships with Governmental Authorities with jurisdiction over the operations of the Company and its Subsidiaries, key suppliers and other Persons with whom the Company or its Subsidiaries have material business dealings and maintain and preserve the goodwill associated with the business, affairs and properties of the Company and its Subsidiaries; provided, that no action or inaction by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 shall be deemed a breach of this Section 5.1 and neither the Company nor its Subsidiaries shall take any action to comply with the foregoing that would breach any of the provisions of Section 5.2. In addition, with respect to any “employment loss” under WARN occurring prior to the Closing Date, Company and its Subsidiaries agree to comply in all material respects with WARN (if applicable).

5.2 Restrictive Covenants of Company. Except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 5.2 of the Company Disclosure Letter, (iii) as required by applicable Law (including COVID-19 Measures), or (iv) as approved in writing by Parent (which approval shall not be unreasonably withheld, conditioned or delayed; provided, that if Parent does not respond to the Company’s request for approval within five (5) Business Days from its receipt of such written request from the Company, Parent’s approval in writing shall be deemed to have been provided), during the period from the execution and delivery of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries, to:

(a) amend or propose any amendment to the Organizational Documents other than, with respect to any Subsidiary of the Company, immaterial amendments to Organizational Documents (whether or not such amendments would reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger);

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or restructuring;

(c) (i) issue, sell, deliver or agree or commit to issue, sell or deliver, or authorize the issuance, sale or delivery of, any Company Securities, except (x) in accordance with the terms of any employment agreements or any award agreements with respect to, and upon the exercise or settlement of, Company Options, Company RSUs or Company PSUs, in each case, in effect on the date of this Agreement ; or (y) as contemplated by Section 5.2(i) or Section 6.9 or (ii) enter into any Contract with respect to the voting of any of its equity securities;

(d) alter any rights of its outstanding equity securities or, except for transactions solely among the Company and its wholly-owned Subsidiaries or solely among the wholly-owned Subsidiaries of the Company, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or offer to redeem, repurchase, purchase or otherwise acquire any of its capital stock or other equity or voting interest, or any rights, warrants or options to acquire any such equity or voting interests, other than (i) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of such Company Options outstanding as of the date hereof, (ii) the withholding of shares of Company Common Stock to satisfy the exercise price or Tax obligations incurred in connection with the exercise of Company Options outstanding as of the date hereof (it being understood that the Company shall use commercially reasonable efforts to cause any such exercise of Company Options to be accomplished using so-called “net settlement”) and the settlement of Company RSUs or Company PSUs outstanding as of the date of this Agreement, (iii) acquisitions by the Company of Company Options, Company RSUs, and Company PSUs outstanding as of the date of this Agreement, in connection with the forfeiture of such awards, in each case in accordance with their respective terms and (iv) any stock combination or reverse stock split necessary to remain in compliance with the rules of the NYSE;

(e) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or other equity or voting interest, except for (i) cash dividends made by any wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; or (ii) dividends or distributions by non-wholly owned Subsidiaries of the Company in the ordinary course of business;

(f) (i) authorize, incur, guarantee, or otherwise become liable for any additional Indebtedness, except (x) for trade payables incurred in the ordinary course of business; (y) for loans or advances to wholly owned Subsidiaries of the Company in the ordinary course of business; (ii) terminate, renew, extend, modify in any material respect, amend in any material respect or waive any material right under any Contract relating to Company Indebtedness;

(g) create or incur any Lien (other than a Permitted Lien) on any material assets or properties of the Company or any Subsidiary, including any Company Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business);

(h) authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (i) as set forth in Section 5.2(h) of the Company Disclosure Letter, (ii) any capital expenditures not set forth in Section 5.2(h) not to exceed $500,000 in the aggregate.

(i) (i) enter into, adopt, amend or modify in any material respect, or terminate any material Employee Plan; (ii) increase the compensation of any director or officer, or pay any material benefit not required by any Employee Plan or employment agreement as in effect as of the date of this Agreement, except, in the case of each of clauses (i) and (ii), (A) to the extent required by applicable Law or pursuant to a requirement contained in any Employee Plan in effect on the date of this Agreement; (B) in conjunction with annual increases to base compensation and grants of cash and equity incentive compensation that are made in the ordinary course of business; (C) in conjunction with annual renewal or plan design changes for the Employee Plans that provide health or other welfare benefits that are made in the ordinary course of business; or (D) in conjunction with the restoration of compensation or benefits to levels prior to any reduction imposed since April 1, 2020; (iii) alter the terms of employment of any employee of the Company or any Subsidiary who is subject to a Change in Control and Severance Agreement (or Contract of similar effect) with the Company or such Subsidiary in a manner that would allow such employee to claim that “good reason” (or a term of similar effect) has arisen under any such agreement; (iv) grant cash or equity based awards pursuant to any Company Stock Plan or any other awards under any equity-based Employee Plan (including any equity-based Foreign Plan); (v) begin an offering period under the Company ESPP or otherwise allow contributions with respect to the Company ESPP or (vi) hire any new employee resulting in annual base or bonus compensation in excess of $1,000,000 in the aggregate; provided, that the compensation of such new hire (or internally promoted Person) is substantially comparable in the aggregate to the direct compensation in effect for such position immediately prior to the vacancy of such position;

(j) settle or compromise, or offer to settle or compromise, any pending or threatened Legal Proceeding or other claim against the Company or its Subsidiaries, except for the settlement of any Legal Proceeding that (i)(A) is for an amount no greater than $250,000 plus the amount reserved with respect thereto on the Company’s consolidated balance sheet as of March 31, 2020 as included in the Company SEC Reports and does not provide for any material non-monetary obligations on the part of the Company or any of its Subsidiaries or (B) if no amount is reserved therefor on the Company’s consolidated balance sheet as of March 31, 2020 as included in the Company SEC Reports (x) is for monetary payments of no more than $250,000 individually and $1,500,000 in the aggregate and (y) does not impose any material non-monetary obligations on the Company or its Subsidiaries; (ii) is settled in compliance with Section 6.11, or (iii) involves any dispute between one or more of Parent or Merger Sub on the one hand, and the Company on the other hand; or (iv) relates to recoveries in connection with any Loan in the ordinary course of business (and, for clarity, any amounts resulting from this clause (iv) will not count towards the permitted baskets in clause (i)); provided, that in no event will the Company or any of its Subsidiaries settle or compromise, or propose to settle or compromise any material Legal Proceeding that relates to or asserts (x) infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any other Person’s Intellectual Property which settlement or compromise would materially adversely impact the operation of the business of the Company and its Subsidiaries or (y) infringement, misappropriation or other violation by any Person of any material Company Intellectual Property;

(k) materially change the Company’s or its Subsidiaries’ methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any Governmental Authority or applicable Law as approved, if required, by the Company’s independent registered public accounting firm;

(l) (i) make, revoke or change any income or other material Tax election, (ii) change any annual Tax accounting period, (iii) adopt or change any income or other material method of Tax accounting, (iv) enter into any material closing agreement with respect to Taxes, (v) file any income or other material Tax Return, (vi) waive or extend any statute of limitations with respect to material Taxes, (vii) surrender any material right to claim a refund of a material amount of Taxes, or (viii) settle or compromise any material Tax claim, audit or assessment;

(m) enter into, terminate, renew, extend, modify in any material respect, amend in any material respect or waive any material right under, any Material Contract (including by amendment of any Contract that is not a Material Contract as of the date hereof such that such Contract becomes a Material Contract) except, in each case, (i) in the ordinary course of business or (ii) for renewals of any Material Contract in the ordinary course of business on substantially similar terms, provided, that solely for the purposes of this Section 5.2(m), the Contracts listed in sub-clauses (vi), (vii), (viii) and (x) of the definition of Material Contracts shall be excluded from the definition of Material Contracts;

(n) other than with respect to the matters set forth in Section 5.2(i), engage in any transaction with, or enter into any agreement, arrangement or understanding with, or make any payment to, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K that would be required to be disclosed pursuant to Item 404 or otherwise enter into any material Contract or other material transaction between the Company or any of its Subsidiaries on the one hand, and any of the Company’s Affiliates (other than the Company and its Subsidiaries), on the other hand;

(o) merge or consolidate with any other Person or acquire (whether by merger, consolidation or otherwise) any interest in any third party or any division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), other than (i) purchases of assets in the ordinary course of business, or (ii) acquisitions of loan portfolios for a purchase price that does not exceed $5,000,000 in the aggregate; provided that no transaction otherwise permitted under this clause (ii) shall be permitted if it, individually or in the aggregate, would, or would reasonably be expected to, prevent or materially delay the Transaction;

(p) sell, assign, license, sublicense, lease, transfer or create any lien on (other than any Permitted Lien), or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), any material assets of the Company or its Subsidiaries (including any equity interests owned by any Company or any Subsidiary in any other Person) to any third-party Person other than (i) such sales, assignments, licenses, sublicenses, leases, transfers, liens or other dispositions that are in the ordinary course of business (including, for clarity, (A) the generation of Loans in the ordinary course of business (including, for clarity, sales of Loans by the Company and its Subsidiaries to the Non-Recourse Subsidiaries) and (B) sales or dispositions of charged-off Loans); (ii) sales or dispositions of loan portfolios with an original principal amount that does not exceed $10,000,000 in the aggregate; or (iii) sales, assignments, transfers, licenses or sublicenses of immaterial Company Intellectual Property;

(q) sell, assign, transfer or otherwise dispose of, license or sublicense (other than pursuant to non-exclusive licenses or sublicenses granted to third parties in the ordinary course of business consistent with past practice), abandon, allow to lapse, or otherwise fail to take any action necessary to maintain any material Company Intellectual Property;

(r) enter into any new line of business or enter into or materially expand any business outside of the United States and its territories;

(s) change or modify in any material respect the Company’s formal written policies with respect to (i) the marketing of its products, product development, service provider management or the protection of customer data, or (ii) compliance with applicable lending, debt collection or other similar Law;

(t) voluntarily terminate, suspend, abrogate, amend or modify any material Permit in a manner materially adverse to the Company and its Subsidiaries, taken as a whole; or

(u) enter into, or agree, resolve, commit to enter into, any of the actions prohibited by this Section 5.2.

The Parties agree that if any action is expressly permitted to be taken pursuant to any clause of this Section 5.2 then, notwithstanding any other restrictions contained in this Section 5.2, it shall be deemed to be permitted pursuant to every other clause of this Section 5.2.

5.3 Affirmative Obligations Parent. Except (a) as expressly contemplated by this Agreement, (b) as set forth in Section 5.3 of the Parent Disclosure Letter, (c) as required by applicable Law (including COVID-19 Measures), or (d) as approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed; provided, that if the Company does not respond to Parent’s request for approval within five (5) Business Days from its receipt of such written request from Parent, the Company’s written approval shall be deemed to have been provided), during the period from the execution and delivery of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course of business (taking into account COVID-19 and any material event or change in circumstance that occurs following the date of this Agreement) and (ii) preserve substantially intact its current business organization and maintain relationships with Governmental Authorities with jurisdiction over the operations of Parent and its Subsidiaries, key suppliers and other Persons with whom Parent or its Subsidiaries have material business dealings and maintain and preserve the goodwill associated with the business, affairs and properties of Parent and its Subsidiaries; provided, that no action or inaction by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.4 shall be deemed a breach of this Section 5.3 and neither Parent nor its Subsidiaries shall take any action to comply with the foregoing that would breach any of the provisions of Section 5.4.

5.4 Restrictive Covenants of Parent. Except (a) as expressly contemplated by this Agreement, (b) as set forth in Section 5.4 of the Parent Disclosure Letter, (c) as required by applicable Law (including COVID-19 Measures), or (d) as approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed; provided, that if the Company does not respond to Parent’s request for approval within five Business Days from its receipt of such written request from Parent, the Company’s approval in writing shall be deemed to have been provided), during the period from the execution and delivery of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries, to:

(a) amend or propose any amendment to the Organizational Documents of Parent or any of its Subsidiaries other than, with respect to any Subsidiary of Parent (including Merger Sub), immaterial amendments to Organizational Documents (whether or not such amendments would be reasonably expected to prevent, materially delay or materially impair the consummation of the Merger);

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or restructuring;

(c) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or other equity or voting interest, except for (i) dividends or distributions made by any wholly owned Subsidiary of Parent (or any non-wholly owned Subsidiary of Parent that is a “guarantor” or “restricted subsidiary” under the general corporate credit agreement or the unsecured note indentures of Parent and its Affiliates) to Parent or one of its other Subsidiaries; or (ii) dividends or distributions by non-wholly owned Subsidiaries of Parent in the ordinary course of business or as required under such Subsidiary’s Organizational Documents;

(d) merge or consolidate with any other Person or acquire (whether by merger, consolidation or otherwise) any interest in any third party or any division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), in each case, that would prevent, materially delay or materially impair the consummation of the Merger;

(e) alter any rights of its outstanding equity securities or, except for transactions solely among Parent and its Subsidiaries or solely among the Subsidiaries of Parent, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or offer to redeem, repurchase, purchase or otherwise acquire any of its capital stock or other equity or voting interest, or any rights, warrants or options to acquire any such equity or voting interests, other than (i) acquisitions of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Parent Options in order to pay the exercise price of such Parent Options outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, (ii) the withholding of shares of Parent Common Stock to satisfy Tax obligations incurred in connection with the exercise of Parent Options outstanding as of the date hereof and the settlement of Parent RSUs outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, (iii) acquisitions by Parent of Parent Options and Parent RSUs outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in connection with the forfeiture of such awards, in each case in accordance with their respective terms and (iv) any stock combination or reverse stock split necessary to remain in compliance with the rules of the NYSE; and

(f) enter into, or agree, resolve or commit to enter into, any of the actions prohibited by this Section 5.4.

The Parties agree that if any action is expressly permitted to be taken pursuant to any clause of this Section 5.4 then, notwithstanding any other restrictions contained in this Section 5.4, it shall be deemed to be permitted pursuant to every other clause of this Section 5.4.

5.5 No Solicitation.

(a) No Solicitation. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement pursuant to and in accordance with Article VIII, except as otherwise set forth in this Section 5.5, the Company shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective non-officer employees, investment bankers, attorneys, consultants, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage or knowingly induce the submission of any Acquisition Proposal or any proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal;

(ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, provide or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any third party that the Company knows or should reasonably be expected to know is seeking to make, or has made, an Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal (except to notify such Person as to the existence of the provisions of this Section 5.5);

(iii) (A) withdraw or qualify, amend or modify in any manner adverse to Parent, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus, (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Acquisition Proposal or enter into or approve, recommend or declare advisable for the Company or any of its Subsidiaries to execute or enter into, any agreement, letter of intent, understanding, agreement in principle or other similar arrangement (other than an Acceptable Confidentiality Agreement) in connection with any Acquisition Proposal or (D) fail to recommend against any Acquisition Proposal or reaffirm without qualification the Company Board Recommendation in a statement complying with Rule 14e-2(a) under the Exchange Act, in each case with regard to an Acquisition Proposal that is a tender or exchange offer, by the close of business on the 10th Business Day after the commencement of such Acquisition Proposal under Rule 14d-2 (any of the foregoing in this clause (iii), a “Company Board Recommendation Change”); or

(iv) take any action to make any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations under applicable Law inapplicable to any third party or any Acquisition Proposal; or

(v) resolve, authorize, legally commit or publicly propose to do any of the foregoing.

(b) Responding to Acquisition Proposals. Notwithstanding anything to the contrary in this Section 5.5, if at any time following the date hereof and prior to the Company’s receipt of the Requisite Stockholder Approval (the “Approval Time”), and in no event after the Approval Time, the Company Board receives an Acquisition Proposal made after the date hereof that was not solicited in material breach of Section 5.5(a), the Company may, subject to compliance with this Section 5.5(b), Section 5.5(c) and Section 5.5(e), (i) contact the third party that has made such Acquisition Proposal solely in order to ascertain facts or clarify the terms of such Acquisition Proposal and (ii) (x) engage in negotiations or discussions with such third party that has made an Acquisition Proposal, and (y) enter into an Acceptable Confidentiality Agreement with such third party and furnish to such third party and its Representatives and financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided, that all such non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrently with the time it is provided or made available to such third party; provided, that prior to and as a condition of taking any actions described in this clause (ii), the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal.

(c) Notice. The Company shall notify Parent promptly (and in any event within 48 hours of receipt) of any Acquisition Proposal or material modification thereof or any proposal or inquiry by a third party that is reasonably expected to lead to an Acquisition Proposal or any material modification thereof, or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third Person that, to the Knowledge of the Company, is reasonably likely to make an Acquisition Proposal, is received by the Company. Each such notice shall be provided in writing and shall identify the material terms and conditions (including price and the identity of such third party) of, any such Acquisition Proposal. Following such initial notice, the Company shall keep

Parent reasonably informed, on a reasonably current basis, of any material changes in the status and details of any such Acquisition Proposal, and shall promptly provide to Parent copies of all material written materials provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal.

(d) Fiduciary Exception to Change of Recommendation Provision. Notwithstanding anything to the contrary in this Agreement, prior to the Approval Time the Company Board (or any committee thereof) may:

(i) if the Company Board (or any committee thereof) receives an Acquisition Proposal (other than any Acquisition Proposal that did not result from a material breach of Section 5.5(a)) which the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisor of nationally recognized reputation and outside legal counsel, constitutes a Superior Proposal, (x) make a Company Board Recommendation Change, or (y) terminate this Agreement in accordance with Section 8.1(i) to enter into a definitive agreement providing for such Acquisition Proposal; provided, that the Company Board (or any committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; provided further, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination of this Agreement pursuant to the foregoing clause (y) shall be void and of no force and effect, unless concurrently with such termination the Company pays the Company Termination Fee to Parent pursuant and subject to the provisions of Section 8.3); or

(ii) make a Company Board Recommendation Change in response to an Intervening Event if the Company Board (or any committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(e) Last Look. The Company Board (or any committee thereof) and the Company, as applicable, shall not take any of the actions contemplated by Section 5.5(d) involving or relating to a Superior Proposal unless prior to taking such action (i) the Company has notified Parent, in writing at least four Business Days before taking such action, that the Company intends to take such action, which notice includes (A) a copy of the most recent version of any proposed definitive agreement in respect of, or a reasonably detailed description of the material terms and conditions of, the Superior Proposal (including price and the identity of the third party making such Superior Proposal), or (B) a reasonably detailed description of the facts relating to the Intervening Event, as applicable, (ii) if requested by Parent, during such four Business Day period, the Company and its Representatives shall have discussed and negotiated in good faith with Parent (to the extent that Parent desires to so discuss or negotiate) regarding any proposal by Parent to amend the terms of this Agreement in response to such Superior Proposal and (iii) after such four Business Day period, the Company Board determines, after consultation with its financial advisor of nationally recognized reputation and outside legal counsel and taking into account any proposal by Parent to amend the terms of this Agreement, that (x) in the case of any such action in connection with an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Superior Proposal (including any change to the exchange ratio or merger consideration), a new written notification from the Company consistent with that described in clause (i) of this Section 5.5(e) shall be required, and a new notice period under clause (i) of this Section 5.5(e) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 5.5(e) anew, except that such new notice period shall be for three Business Days (as opposed to four Business Days)). The Company Board (or any committee thereof) and the Company, as applicable, shall not take any of the actions contemplated by Section 5.5(d)(ii) involving or relating to any Intervening Event unless the Company Board (or any committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to effect a Company Board Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that prior to effecting any such Company Board Recommendation Change (i) the Company shall (A) promptly notify Parent in writing of its intention to take such action at least four Business Days before taking such action and (B) if requested by Parent, during such four Business Day period negotiate in good faith with Parent regarding any proposal by Parent to amend the terms of this Agreement in response to such Intervening Event and (ii) the Company Board (or any committee thereof)

shall not effect any Company Board Recommendation Change involving or relating to an Intervening Event unless, after the four Business Day period described in the foregoing clause (B), the Company Board determines in good faith taking into account any proposal by Parent to amend the terms of this Agreement, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(f) Permitted Actions. Nothing contained herein shall prevent the Company Board (or any committee thereof) from (i) taking and disclosing to Company stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or (ii) from making any legally required disclosures (including issuing a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act); provided that no such communication or statement that would constitute a Company Board Recommendation Change shall be permitted, made or taken except in accordance with Section 5.5(d) (it being understood that a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act does not constitute an Company Board Recommendation Change).

(g) The Company shall, and shall cause its Subsidiaries and its and their respective officers and directors, and shall use its reasonable best efforts to cause the Company and its Subsidiaries, and their respective non-officer employees and Representatives to: (i) immediately cease and cause to be terminated any and all activities, discussions or negotiations, if any, with any third party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and promptly instruct any such third party (or its agents or advisors) in possession of confidential, non-public information or documents or material incorporating non-public information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company or any of its Subsidiaries to return or destroy all such information and (ii) other than with respect to Parent and its Representatives, terminate access to any virtual data room established for or used in connection with any actual or potential Acquisition Proposal made by a third party prior to the date of this Agreement.

5.6 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, subject to and consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement and subject to any different standard set forth herein with respect to any covenant or obligation, Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company shall (and shall cause its Subsidiaries to), on the other hand, use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the Transaction, including by (i) causing the conditions to the Merger set forth in Article VII to be satisfied and (ii) (A) obtaining all consents, waivers, approvals, Orders and authorizations from Governmental Authorities; and (B) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transaction.

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments);

(ii) the provision of additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing material conditions and obligations, in each case, in connection with obtaining any consent to the Transaction required pursuant to any Contract.

(c) The Company shall (and shall cause its Subsidiaries to) reasonably cooperate with Parent in good faith with respect to obtaining any consents to the Transaction required from lenders to the Company or any of its Subsidiaries pursuant to any Contracts relating to Company Indebtedness.

6.2 Antitrust and Regulatory Matters.

(a) Filing Under Antitrust Laws. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall, to the extent required, file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within ten Business Days. Each of Parent and the Company shall (A) cooperate and coordinate (and shall cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) any additional information that may be required or requested by the FTC, the DOJ or any other Governmental Authority; and (D) use (and cause their Affiliates to use) reasonable best efforts to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to this Agreement or the Merger; and (2) obtain any required consents pursuant to any Antitrust Laws applicable to this Agreement or the Merger, in each case as promptly as practicable and in any event prior to the Termination Date, including requesting early termination of the HSR waiting period. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding the Merger in connection with such filings. If a Party or any of its Affiliates receives any comments or a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, then such Party shall make (or cause to be made), as promptly as practicable and after consultation with the other Parties, an appropriate response to such request.

(b) Avoidance of Impediments. In furtherance and not in limitation of the other covenants in this Section 6.2, if and to the extent necessary to obtain the termination or expiration of the HSR waiting period applicable to the Merger pursuant to the HSR Act as promptly as practicable, each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable) offer, negotiate, commit to and effect, and take all actions necessary to avoid or eliminate each and every impediment under the HSR Act, including (i) the sale, divestiture, transfer, license, disposition, or holding separate, of any and all of the capital stock or other equity interests, assets (whether tangible or intangible), rights, properties, products or businesses of Parent and Merger Sub (and their respective Affiliates, if applicable) or of the Company and its Subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, Contracts, or obligations of Parent and Merger Sub (and their respective Affiliates, if applicable) or of the Company and its Subsidiaries; (iii) the modification of any course of conduct regarding future operations of Parent and Merger Sub (and their respective Affiliates, if applicable) or of the Company and its Subsidiaries; and (iv) any other restrictions on the activities of Parent and Merger Sub (and their respective Affiliates, if applicable) or of the Company and its Subsidiaries (any such action or limitation described in clauses (i) through (iv), a “Restriction”); provided, that (A) nothing in this Section 6.2 shall require (1) Parent or the Company or any of its Subsidiaries to take, accept or agree to any Restriction unless the effectiveness of such Restriction is conditioned upon the Closing or (2) Parent to offer, commit to or effect any Restriction that, individually or in the aggregate with all other Restrictions, would have a material adverse effect on Parent; provided, that for the purpose of this clause (2), Parent shall be deemed to be a company of the size of the Company and its Subsidiaries, taken as a whole, and (B) in no event shall the Company or its Subsidiaries agree to any Restriction relating to any consents, approvals or clearances under any Antitrust Law required to be obtained by the Parties in connection with the Merger without the prior written consent of Parent. Parent shall use its reasonable best efforts to oppose any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any

Governmental Authority that could restrain, prevent or delay any required consents applicable to the Merger, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any Governmental Authority.

(c) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Subsidiaries to), subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any substantive communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filings (except HSR filings), submissions or other written communications (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties promptly informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or videoconference, or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other parties reasonable prior notice of such meeting or substantive discussions, and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, that the Company, Parent and Merger Sub shall not in any event be required to share information that benefits from legal privilege with the other Parties, even on an “outside counsel” only basis, where this would cause such information to cease to benefit from legal privilege.

(d) Other Actions. Parent and Merger Sub shall not, and shall cause each of their Affiliates not to, enter into or consummate any Contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, assets or rights in or of any Person that would reasonably be expected to prevent or delay the consummation of the Transaction.

6.3 Requisite Filings.

(a) Proxy Statement and Other Requisite Filings.

(i) As promptly as reasonably practicable following the date of this Agreement, (i) the Company (with the assistance and cooperation of Parent as reasonably requested by the Company) shall prepare a proxy statement (as amended or supplemented, the “Proxy Statement”) in preliminary form relating to the Company Stockholder Meeting (and subject to Section 5.5, the Company shall include the Company Board Recommendation in the Proxy Statement) and (ii) Parent (with the assistance and cooperation of the Company as reasonably requested by Parent) shall prepare and file with the SEC a registration statement on Form S-4, which shall include the Proxy Statement as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of Parent Common Stock to be issued in the Merger (as amended or supplemented, the “S-4”).

(ii) As promptly as reasonably practicable following the date on which the S-4 becomes effective, the Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Company Stockholders.

(b) Other Required Filings. If either the Company or Parent determines that it is required to file any document other than the Proxy Statement/Prospectus and S-4, as applicable, with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Filing” and together with the Proxy Statement and the S-4, the “Requisite Filings”), then the Company (with the assistance and cooperation of Parent as reasonably requested by the Company) or Parent (with the assistance and cooperation of the Company as reasonably requested by Parent), as applicable, shall promptly prepare and file such Other Required Filing with the SEC. Each of Parent and the Company shall use its respective reasonable best efforts to cause the Requisite Filings to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE. Neither Party may file any Requisite Filing (or any amendment or supplement to such Requisite Filing) with the SEC without providing the other Party and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon and such Party shall consider in good faith any such comments as reasonably proposed; provided, that the foregoing shall not apply to any filings with the SEC by the Company with respect to an Acquisition Proposal, a Superior Proposal or a Company Board Recommendation Change or any matters relating thereto.

(c) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Requisite Filings (including, with respect to Parent and its Subsidiaries, any pro forma financial information required in connection with the S-4 and, if such pro forma financial information is required, Parent will prepare such pro forma financials as promptly as practicable following the date hereof). If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to any Requisite Filing (including any Other Required Filing), as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders. Each of the Company, Parent and Merger Sub agrees to promptly correct any information provided by it for use in the Requisite Filings (whether or not such information was provided for the specific purpose of the Requisite Filings) if and to the extent that such information shall have become false or misleading in any material respect.

(d) SEC Review and Comments. Neither Parent nor the Company shall, and Parent and the Company shall cause their respective controlled Affiliates and Representatives not to, agree to participate in any substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, related to the S-4 or the Proxy Statement/Prospectus unless it consults with the other Party in advance and, to the extent permitted by the SEC, allows the other Party to participate therein. Subject to applicable Law, each Party shall notify the other promptly of (i) the receipt of any comments from (or correspondence with) the SEC and of any request by the SEC for amendments or supplements to the S-4 or the Proxy Statement/Prospectus or for additional information and shall supply each other with copies of all correspondence between either Party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the S-4, the Proxy Statement/Prospectus, the Merger or the Transaction; and (ii) the time when the S-4 has become effective as well as the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of Parent and the Company shall use its respective reasonable best efforts to cooperate in good faith related to, and respond promptly to, any comment from the SEC related to, or any request from the SEC for amendments or supplements to, the Proxy Statement/Prospectus or the S-4; provided, that each of Parent and the Company, as applicable, shall provide a reasonable opportunity to review and comment thereon and such Party shall consider in good faith any such comments as reasonably proposed.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. The Company shall (in accordance with the DGCL, the Company’s Organizational Documents and the rules of the NYSE) take all action necessary to establish a record date for, duly call and give notice of, and convene a meeting of Company Stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the Requisite Stockholder Approval. The Company Stockholder Meeting shall be convened as promptly as reasonably practicable following the mailing of the Proxy

Statement/Prospectus. Subject to Section 5.5 and unless there has been a Company Board Recommendation Change, the Company shall use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval; (ii) if there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (iii) if necessary to comply with applicable Law or a request from the SEC or its staff; or (iv) in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders (including in connection with any Company Board Recommendation Change).

6.5 Anti-Takeover Laws. The Company and the Company Board shall (a) take reasonable actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take reasonable actions within their power to ensure that the Merger may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.6 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, each Party shall afford the other Party and its Representatives reasonable access, to the extent consistent with applicable Law (including COVID-19 Measures), during normal business hours, upon reasonable advance request, to its properties, books and records and personnel, except that either Party may restrict or otherwise prohibit access to any documents or information to the extent that (a) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege or other privilege applicable to such documents or information; (b) access to a material Contract to which a Party or its Subsidiaries is a party to, or otherwise is bound, that would materially violate or cause a default pursuant to, or give a third party the right to terminate or accelerate material rights pursuant to, such Contract; or (c) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided that each Party shall (with respect to clauses (a) or (b) above) cooperate in good faith with the other Party to seek alternative arrangements to allow for such access or disclosure in a manner that does not result in (x) the events set out in clauses (a) or (b) above; or (y) any violation of applicable Law (including redacting such information as reasonably necessary to address reasonable attorney-client or other privilege or confidentiality concerns). In addition, during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its Subsidiaries to, permit Parent and its Subsidiaries and Representatives to communicate with each of the lenders under the Company Indebtedness for the purposes of obtaining such lenders’ consent to the Transaction and, in connection with the foregoing, shall provide such cooperation (including by provision of access to information and personnel) as is reasonably requested by Parent in order to facilitate such communications; provided that Parent shall provide (i) the Company reasonable advance notice of, and an invitation to participate in, any meeting or substantive discussions with any such lenders and (ii) the Company a reasonable opportunity to review and comment on copies of any substantive communications prepared by Parent, its Subsidiaries or its Representatives prior to such meetings or substantive discussions with such lenders. Nothing in this Section 6.6 shall be construed to require a Party, any of its Subsidiaries or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information outside of the ordinary course of business. All information furnished pursuant to this Section 6.6 shall be subject to the Confidentiality Agreement. Any investigation conducted pursuant to the access contemplated by this Section 6.6 shall be conducted in a manner that (1) does not unreasonably interfere with the conduct of the business of a Party and its Subsidiaries or (2) create a reasonable risk of material damage or destruction to any property or assets of such furnishing Party or its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by a Party pursuant to this Agreement.

6.7 Section 16(b) Exemption. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of equity securities (including derivative securities) of the Company (including the disposition, cancellation, or deemed disposition and cancellation of Company Common Stock, Company Options, Company RSUs or Company PSUs) or acquisitions of equity securities (including derivative securities) of Parent in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.8 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnification Obligation. For a period of six years following the Closing Date, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless, exculpate and shall advance expenses as incurred to, any current or former directors or officers (and any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time) of the Company and its Subsidiaries (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”), in each case at least to the same extent (subject to Applicable Law) as such Persons are indemnified, held harmless and exculpated as of the Closing Date by (i) the Company or its Subsidiaries pursuant to the Organizational Documents of the Company or any of its Subsidiaries or (ii) any indemnification agreements between the Company or any of its Subsidiaries, on the one hand, and such Indemnified Person, on the other hand, including with respect to any costs, fees and expenses (including reasonable and documented attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (x) the fact that an Indemnified Person is or was a director or officer of the Company or such Subsidiary or Affiliate at or prior to the Effective Time; (y) any action or omission, in such Indemnified Person’s capacity as a director or officer of the Company or any of its Subsidiaries or other Affiliates, or taken at the request of the Company or such Subsidiary or Affiliate (including in connection with serving at the request of the Company or such Subsidiary or Affiliate as a director or officer of another Person (including any employee benefit plan)) occurring prior to or at the Effective Time; and (z) the Merger, as well as any actions taken prior to or at the Effective Time by the Company with respect thereto, provided, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.8(a), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved; provided further that if, at any time prior to the sixth anniversary of the Effective Time, Parent or any of its Subsidiaries make any changes to the indemnification, exculpation or hold harmless provisions for any of Parent or its Subsidiaries’ current or former directors or officers and such changes result in any indemnification, exculpation or hold harmless obligations that are more favorable than those described in clauses (i) or (ii) above, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) increase the indemnification, exculpation or hold harmless obligations of the Indemnified Parties to include any such more favorable changes. Notwithstanding the foregoing, in the case of advancement of expenses in connection with the foregoing, any Indemnified Party to whom expenses are advanced must, as a condition to such advancement, (x) provide an undertaking to repay such advances if it is ultimately determined in a final non-appealable judgment that such Indemnified Party is not entitled to indemnification; and (y) cooperate in the defense of any such matter until it is determined that such Indemnified Party is not eligible for indemnification in a final non-appealable judgment.

(b) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O

Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are substantially equivalent to those of the D&O Insurance; provided that Parent may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured thereunder. In satisfying its obligations pursuant to this Section 6.8(b), the Surviving Corporation will not be obligated to pay a premium in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Premium”). If the premium of such insurance coverage exceeds the Maximum Premium, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium. In lieu of the foregoing obligations, prior to the Effective Time the Company may purchase a prepaid six-year “tail” policy with respect to the D&O Insurance providing equivalent coverage to that described in the first sentence of this Section 6.8(b) so long as the aggregate cost for such “tail” policy does not exceed the Maximum Premium. If the Company is unable to obtain the “tail” policy for an amount less than or equal to the Maximum Premium, the Company shall instead be permitted to obtain a six-year “tail policy” with as much comparable insurance as possible for an aggregate premium equal to the Maximum Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time.

(c) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity in such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.8.

(d) No Impairment. Each Indemnified Person is intended to be a third party beneficiary of this Section 6.8, with full rights of enforcement as if a Party. The rights of the Indemnified Persons pursuant to this Section 6.8 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Charter and Bylaws; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

6.9 Employee Matters.

(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(b) Existing Arrangements. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all of the Employee Plans and compensation and severance arrangements in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from amending or terminating any such Employee Plans or compensation or severance arrangements in accordance with their terms or if otherwise required or permitted pursuant to applicable Law.

(c) Employment; Benefits. For the period beginning on the Closing Date and ending on December 31, 2020 (the “Continuation Period”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) maintain for each Continuing Employee (i) base compensation that is not less than the base compensation in effect for such Continuing Employee immediately prior to the Effective Time (ii) target annual cash incentive opportunities that are no less than those in effect for such Continuing Employee immediately prior to the Effective Time; (iii) severance and termination benefits that are no less favorable than (A) those applicable to such Continuing Employee immediately before the Effective Time or (B) the severance and termination benefits provided to similarly situated employees of Parent, whichever is greater; and (iv) all other retirement and welfare benefit and compensation plans, programs, policies, agreements or arrangements at levels that are no less favorable in the aggregate than those in effect for (or available to) such Continuing Employee under the Employee Plans in effect immediately prior to the Effective Time; provided, that nothing in this clause (iv) shall require any particular level of long-term or equity-based incentives during the Continuation Period. Following the Continuation Period, or if the Closing Date occurs after December 31, 2020, from and after the Closing Date, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) provide Continuing Employees with all elements of compensation and benefits (including base compensation, target annual cash incentive opportunities, severance and termination benefits, retirement and welfare benefit and compensation plans and long-term and equity-based incentives) in a no less favorable manner than provided to similarly situated employees of Parent and its Subsidiaries (other than Continuing Employees). The foregoing conditions of this Section 6.9(c) shall not apply to the extent that as a result of COVID-19, COVID-19 Measures, or other similar major events beyond the reasonable control of the Surviving Corporation and its Subsidiaries, the business needs of the Surviving Corporation and its Subsidiaries, as reasonably determined by the Surviving Corporation, dictate that alternative actions be taken; provided that such alternative actions are applied in a no less favorable manner to Continuing Employees than other similarly situated employees of Parent and its Subsidiaries (other than the Surviving Corporation).

(d) New Plans. With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each such plans, a “New Plan”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries (or any predecessors thereof) prior to the Effective Time for purposes of eligibility to participate and vesting and, solely for purposes of accruing paid time off and severance entitlement, benefit accruals, except to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Employee Plan (such plans, the “Old Plans”) in which such Continuing Employee had participated and satisfied any waiting periods prior to the Effective Time; (ii) for purposes of each New Plan providing health or welfare benefits, the Surviving Corporation and its Subsidiaries shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for the Continuing Employees and their covered dependents to the extent such periods, exclusions and requirements were waived or satisfied under the corresponding Old Plan; and (iii) for purposes of each New Plan providing health benefits, the Surviving Corporation and its Subsidiaries shall use commercially reasonable efforts to cause any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, with such accrued time to be used in accordance with the applicable paid time off program of the Surviving Corporation and its Subsidiaries.

(e) Company Performance Unit Awards.

(i) 2018 and 2020 Company Performance Unit Awards. Immediately prior to the Effective Time, the Compensation Committee of the Company Board shall (A) cause any then-current performance period applicable to any Company Performance Units Awards to end, and (B) with the approval of Parent (which approval shall not be unreasonably withheld), make a reasonable good-faith determination of the level of achievement of the performance conditions applicable to such Company Performance Units Awards for such performance period; provided, that with respect to any holder of Company Performance Unit Awards listed on Schedule 2.8(c) of the Company Disclosure Letter, the level of achievement of the performance conditions applicable to such Performance Unit Awards shall be deemed at the target level. To the extent such determined achievement is below the threshold performance for any such Company Performance Unit Awards, such Company Performance Unit Awards shall, at the Effective Time, whether vested or unvested, automatically, and without any further action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and of no further force or effect and with no consideration payable therefor. To the extent such determined achievement is at least threshold performance for any such Company Performance Unit Awards, a portion of such Company Performance Unit Awards shall become vested at a level that is based on the determination of the Compensation Committee of the Company Board of relevant performance (or as otherwise set forth in this Section 6.9(e)(i)) and will be cancelled and converted into the right to receive, an amount in cash, without interest thereon, equal to (i) $1.00 multiplied by (ii) the total number of units of the Company Performance Unit Awards that become vested based on the determined achievement of applicable performance conditions (the “2018 and 2020 Performance Unit Consideration”). At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate 2018 and 2020 Performance Unit Consideration owed to all holders of Company Performance Unit Awards granted in 2018 or 2020. As promptly as reasonably practicable, but in any event no later than five Business Days after the Closing Date, the holders of such Company Performance Unit Awards will be paid by the Company or the Surviving Corporation, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of Company Performance Unit Awards that were granted in 2018 or 2020 pursuant to this Section 6.9(e)(i), less any required withholding Taxes. Notwithstanding the foregoing provisions of this Section 6.9(e)(i), (x) to the extent the Effective Time occurs on or after January 1, 2021, the provisions of this Section 6.9(e)(i) shall be of no further force or effect and all Company Performance Unit Awards shall be subject to the treatment described in Section 6.9(e)(ii) (ignoring the references therein to grants made in 2019); provided that, in the event that the Effective Time occurs on or after January 1, 2021, if as of the date that is five (5) days prior to the Effective Time, the Compensation Committee of the Company Board has not yet made a final determination of the level of achievement of the performance conditions applicable to the relevant Company Performance Unit Awards for the performance period ending on December 31, 2020, the Compensation Committee of the Company Board shall make such determination with the approval of Parent (which shall not be unreasonably withheld), and (y) to the extent any Company Performance Unit Award granted in 2018 or 2020 is nonqualified deferred compensation subject to Section 409A of the Code, Parent will distribute the applicable portion of the 2018 and 2020 Performance Unit Consideration, at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Performance Unit Award that will not trigger a Tax or penalty under Section 409A of the Code, provided that each holder of Company Performance Unit Awards granted in 2018 or 2020 shall be responsible for all Taxes under Section 409A of the Code, if any, due in connection with such awards (other than, to the extent applicable, required withholding amounts) and none of Parent, the Company or the Surviving Corporation shall responsible for any such Taxes arising under Section 409A of the Code.

(ii) 2019 Company Performance Unit Awards. At the Effective Time, each unit underlying a Company Performance Unit Award that was granted in 2019, to the extent it remains outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be assumed and converted automatically into a time-vesting restricted cash unit award (each, an “Adjusted Performance Unit Award”) that, subject to later vesting thereof, will be settled for an amount of cash, without interest, equal to $1.00. Each Adjusted Performance Unit Award shall otherwise be subject to the same terms and conditions applicable to the corresponding; provided, that, each such Adjusted Performance Unit Award shall immediately become fully vested upon any termination of the holder’s employment that occurs before the first anniversary of the Closing Date and is without Cause, for Good Reason, or due to death or Disability (each of Cause, Good Reason and Disability as defined in Section 2.8(b) of the Company Disclosure Letter). As amounts become payable to the holder of an Adjusted Performance Unit Award pursuant to this Section 6.9(e)(ii), Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, pay the amount due through its applicable payroll system or payroll provider, less applicable withholding Taxes.

(f) Bonus Payments. Regardless of whether the Effective Time occurs on, before or after, January 1, 2021, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, pay to each Continuing Employee who (i) is a participant in the Company’s and its Subsidiaries’ short-term incentive plans for the bonus period beginning July 1, 2020 and ending on December 31, 2020 (such plans, the “Company Bonus Plans” and such period, the “Company Bonus Period”) and (ii) remains employed through the end of the Company Bonus

Period (each such Continuing Employee, a “Bonus Eligible Employee”), a bonus under the Company Bonus Plans with respect to the Company Bonus Period based on actual achievement of performance goals for the Company Bonus Period, as determined by the Compensation Committee of the Company Board with the approval of Parent (which approval shall not be unreasonably withheld); provided, that, (A) no such bonus shall be payable if applicable performance is below the threshold level of required performance, and (B) for the avoidance of doubt, to the extent the Effective Time occurs prior to January 1, 2021, actual performance shall be measured based on performance by the Company and its Subsidiaries for the portion of the Company Bonus Period from July 1, 2020 through the Effective Time and based on performance by the Surviving Corporation and its Subsidiaries for the portion of the Company Bonus Period from the Effective Time through the end of the Company Bonus Period. Each Bonus Eligible Employee shall receive his or her full earned Bonus Award Amount, if any, in a single lump sum cash payment, at the same time as Parent makes its 2020 annual bonus payments to employees of Parent, but no later than March 15, 2021.

(g) Employee Plan Amendment or Termination. If Parent reasonably requests (which request shall be made not less than fifteen (15) days prior to the Effective Time), the Company shall, or shall cause its applicable Subsidiary to, use commercially reasonable efforts, to the extent permitted by Law and the terms of the applicable Employee Plan, to take all actions required (including adoption of resolutions by the Company Board or the board of directors (or similar governing body) of the applicable Subsidiary) to amend, freeze and/or terminate any or all Employee Plans immediately prior to, but subject to the occurrence of, the Effective Time.

(h) No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.9 will not be deemed to: (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee; (ii) amend any Employee Plan; or (iii) except as provided in Section 9.6, create any third party beneficiary rights in any Person, including a Continuing Employee (or beneficiary or dependent thereof), other than the Parties.

6.10 Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release in the form reasonably agreed to by the Parties, and following such initial press release, the Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements (including the scheduling of any public press conference or making or distributing any broad-based employee communication, in each case, with respect to this Agreement or the Transaction) with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice as is feasible); provided, that neither the Company nor Parent shall be obligated to engage in such consultation with respect to communications (including communications directed to employees, suppliers, customers, partners, vendors or stockholders) that are consistent (in terms of content, disclosure of information and scope) with public statements previously made in accordance with this Section 6.10; provided, further, that the restrictions set forth in this Section 6.10 shall not apply to any release or public statement (i) made or proposed to be made by the Company with respect to an Acquisition Proposal, a Superior Proposal or a Company Board Recommendation Change or any action taken pursuant thereto, in each case in accordance with Section 5.5 or (ii) in connection with any dispute between the parties regarding this Agreement or the Merger.

6.11 Transaction Litigation. Prior to the Effective Time, each Party will provide the other Party with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep the other Party reasonably informed with respect to the status thereof. Each Party will (a) give the other Party the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation against such litigating Party (but not control such Transaction Litigation); and (b) consult with the other Party with respect to the defense, settlement and prosecution of any such Transaction Litigation. No Party may compromise, settle or come to an arrangement regarding any Transaction Litigation unless the other Party has consented thereto in writing (which consent shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.11, “participate” means that the non-litigating Party will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the litigating Party (to the extent that the attorney-client privilege between the litigating Party and its counsel is not undermined or otherwise affected), and the non-litigating Party may offer comments or suggestions with respect to such Transaction Litigation, which the Company will consider in good faith.

6.12 Notices of Certain Events. Each of the Company and Parent shall promptly advise the other of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any notice or other communication from any Governmental Authority in connection with the Transactions; or (c) any change, event or fact that it believes would or would reasonably be expected to result in any of the conditions set forth in Article VII becoming incapable of being timely satisfied; provided that no such notification shall (i) affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of any Party to consummate the Closing as set forth in Article VII or otherwise prejudice in any way the rights and remedies of any Party hereunder, (ii) be deemed to affect or modify any Party’s reliance on the representations, warranties, covenants and agreements made by the other Party in or pursuant to this Agreement or (iii) affect or be deemed to amend or supplement the appropriate section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, for purposes of the conditions to closing set forth in Article VII or otherwise or prevent or cure any misrepresentation or breach of representation, warranty, covenant or agreement. Each Party agrees that notwithstanding anything in this Agreement to the contrary, a failure by either Party to comply with its obligations pursuant to this Section 6.12 shall not constitute a breach or failure to perform the conditions set forth in Sections 7.2(b) or 7.3(b), as applicable.

6.13 Stock Exchange Delisting; Parent Common Stock Registration. Prior to the Effective Time:

(a) The Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE (i) to cause the delisting of the Company Common Stock from NYSE as promptly as practicable after the Effective Time; and (ii) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

(b) Parent shall take, or cause to be taken, all actions, and to do or cause to be done all things reasonably necessary, proper or advisable on its part (i) to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance and (ii) to obtain any necessary state securities Law or “blue sky” Permits required to issue the Parent Common Stock.

6.14 Parent Consent. Promptly following the execution and delivery of this Agreement, Parent, in its capacity as the indirect sole stockholder of Merger Sub, shall cause the sole stockholder of Merger Sub to execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

6.15 State Takeover Statutes. Each of the Parties shall (a) take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws or regulations, or any similar provision of the Organizational Documents of Parent or the Company is or becomes applicable to this Agreement, the Merger or any of the other part of the Transaction, and (b) if any such anti-takeover Law, regulation or provision is or becomes applicable to this Agreement, the Merger or any other part of the Transaction, cooperate and grant such approvals and take such actions as are reasonably necessary so that this Agreement, the Merger or the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transaction.

6.16 Ownership of Merger Sub. Each of Parent and the Company acknowledge and agree that Merger Sub is (and through Closing shall be) owned directly by a Subsidiary of Parent that is (and has since the date of its formation been) treated as a corporation for U.S. federal income tax purposes.

6.17 Bridge Financing. Upon the reasonable prior written request of the Company, Parent and the Company will use their respective reasonable best efforts to, as promptly as practicable after the date of such request, negotiate in good faith and enter into definitive documentation providing for bridge financing on such terms and conditions as are reasonably acceptable to the Company and Parent.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) Antitrust Laws. The waiting periods (and any extensions thereof) applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated.

(c) No Prohibitive Laws or Injunctions. No Law, injunction or Order by any Governmental Authority of competent jurisdiction prohibiting, restricting, enjoining or otherwise making illegal the consummation of the Merger shall have been enacted, entered or promulgated and be continuing in effect.

(d) S-4 Effectiveness. The S-4 shall have been declared effective and no stop order suspending the effectiveness of the S-4 shall be in effect.

(e) NYSE Listing. The shares of Parent Common Stock issuable to the Company Stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or waiver by Parent where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in Sections 7.2(a)(ii) and 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such specified date), except for such failures to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) The representations and warranties set forth in (a) Section 3.1(a), the first sentence of Section 3.1(b), Section 3.2, Section 3.3(b), Section 3.3(c), Section 3.4, Section 3.5(a), Section 3.8(b) (solely with respect to those Subsidiaries that currently conduct material operations or that hold material Contracts necessary for the continued operation of the business of the Company as currently conducted) and Section 3.25 shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date); and (b) Section 3.7(a), Section 3.7(b) (other than the final sentence thereof) and Section 3.7(c) shall be true and correct in all respects (except for any failure to be so true and correct that is de minimis in nature) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such specified date (except for any failure to be so true and correct that is de minimis in nature)).

(iii) The representation and warranty set forth in Section 3.12(b)(i) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date.

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with the covenants, agreements and obligations of this Agreement required to be performed and complied with by it at or prior to the Effective Time.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in Sections 7.3(a)(ii) and 7.3(a)(iii), the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such specified date), except for such failures to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(ii) The representations and warranties set forth in (a) Section 4.1(a), the first sentence of Section 4.1(b), Section 4.2, Section 4.4(a), Section 4.7(b) (solely with respect to those Subsidiaries that currently conduct material operations or that hold material Contracts necessary for the continued operation of the business of Parent as currently conducted) Section 4.17 and Section 4.19 shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date); and (b) Section 4.6(a), Section 4.6(b) and Section 4.6(c) shall be true and correct in all respects (except for any failure to be so true and correct that is de minimis in nature) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such specified date (except for any failure to be so true and correct that is de minimis in nature)).

(iii) The representation and warranty set forth in Section 4.11(b)(i) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed and complied in all material respects with the covenants, agreements and obligations of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was primarily caused by such Party’s material breach of or failure to perform in any material respect any of its obligations under this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) Order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger and in the case of any such Order, such Order shall have become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use its commercially reasonable efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable Order;

(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., New York City time, on April 28, 2021 (the “Termination Date”); provided, however, that if as of the Termination Date any of the conditions set forth in Section 7.1(b) or Section 7.1(c) (solely to the extent such condition has not been satisfied due to an Order arising under any Antitrust Law) shall not have been satisfied or waived, but all other conditions to the Closing set forth in Sections 7.1, 7.2 and 7.3 shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date) or waived, then the Termination Date may be extended by either Parent or the Company until the date that is 90 days after the original Termination Date by written notice to the other Party, and such date, as so extended, shall be the Termination Date; provided, further, that if Closing has not occurred by the Termination Date (as extended pursuant to this Section 8.1(c)) solely due to any delays associated with Governmental Authority disruptions due to COVID-19, then the Termination Date shall automatically be extended to 10 Business Days following the cessation of the relevant Governmental Authority disruptions; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Merger to be consummated by such time;

(d) by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval upon vote taken thereon at the Company Stockholder Meeting (or any adjournment or postponement thereof);

(e) by Parent, if the Company has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company before the earlier of (x) the fifth (5th) Business Day immediately prior to the Termination Date and (y) the thirtieth (30th) day following receipt of written notice from Parent of such breach or failure to perform; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied;

(f) by Parent, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

(g) by Parent, in the event of the Willful Breach by the Company of its obligations under Section 5.5, other than in the case where Parent is not harmed as a result thereof; provided that in no event shall Parent be entitled to terminate this Agreement pursuant to this Section 8.1(g) following the Approval Time;

(h) by the Company, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied and (B) is not capable of being cured by the by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Parent or Merger Sub, as applicable, before the earlier of (x) the fifth (5th) Business Day immediately prior to the Termination Date and (y) the thirtieth (30th) day following receipt of written notice from the Company of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied; or

(i) by the Company, at any time prior to receiving the Requisite Stockholder Approval, in order to concurrently enter into a definitive agreement providing for a Superior Proposal in accordance with Section 5.5, if the Company pays to Parent in immediately available funds the Company Termination Fee in accordance with Section 8.3(b)(iii) prior to or concurrently with such termination; provided that the Company shall not be entitled to terminate the Agreement under this Section 8.1(i) if the Company has materially breached its obligations under Section 5.5(b), Section 5.5(c) and Section 5.5(e) with respect to such Superior Proposal (including with respect to the Acquisition Proposal underlying or leading to such Superior Proposal).

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate or Representative of such Party) to the other Parties, as applicable, except that this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement. Notwithstanding the foregoing but subject to Section 8.3(e), no termination of this Agreement will relieve any Party from any liability for fraud or any Willful Breach of this Agreement by such Party prior to termination hereof in which case the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity, including liability for damages determined taking into account all relevant factors, including the loss of the benefit of the Transactions, any lost shareholder premium, any lost synergies, the time value of money, and any benefit to the breaching Party or its shareholders arising from such fraud or Willful Breach. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance its terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Agreement, all fees and expenses (including all fees and expenses incurred by such Party relating to any filings under the HSR Act or other Antitrust Law) incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Exchange Agent.

(b) Company Payments.

(i) If (A) (1) prior to receipt of the Requisite Stockholder Approval, this Agreement is validly terminated pursuant to Section 8.1(c) or (2) this Agreement is validly terminated pursuant to Section 8.1(d); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, an Acquisition Proposal shall have been publicly announced or publicly made known and shall not have been publicly withdrawn at least three (3) Business Days in advance of such Company Stockholder Meeting; and (C) within 12 months following such termination of this Agreement, either an Acquisition Proposal is consummated or the Company enters into a definitive agreement providing for an Acquisition Proposal and such Acquisition Proposal is subsequently consummated, then the Company shall promptly (and in any event within three Business Days) after such consummation pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%.”

(ii) If this Agreement is validly terminated pursuant to Section 8.1(f) or Section 8.1(g) (or terminated by the Company when this Agreement is terminable pursuant to Section 8.1(f) or Section 8.1(g)) then the Company must promptly (and in any event within three Business Days) following such termination pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) If this Agreement is validly terminated pursuant to Section 8.1(i), then the Company must prior to or concurrently with and as a condition to such termination pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c) Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events (it being understood that the foregoing shall not be deemed to limit any Party’s liability or right to recovery in the case of fraud or Willful Breach by the other Party or Parties).

(d) Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof the Company shall pay to Parent its out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Legal Proceeding, together with interest on the amount not paid when due under this Section 8.3 and any such costs or expenses at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law. No amounts payable under this Section 8.3 constitute a penalty.

(e) Sole Remedy. Each Party agrees that notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is terminated under circumstances where the Company Termination Fee would be payable pursuant to Section 8.3(b), except in the case of Willful Breach or fraud, (A) the payment of the Company Termination Fee and reimbursement of any costs of collection and interest thereon pursuant to Section 8.3(d) shall be the sole and exclusive remedy of Parent, its Subsidiaries (including Merger Sub), stockholders, Affiliates, officers, directors, employees and Representatives against the Company or any of its Representatives or Affiliates, (B) in no event will Parent, Merger Sub and the other Parent Subsidiaries seek to recover any other money damages or seek any other remedy (including any remedy for specific performance, except solely in compliance with Section 9.8(b) hereof) based on a claim in law or equity with respect to, (1) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement and (C) upon payment of any Company Termination Fee in accordance with Section 8.3(b), none of the Company or any Affiliates or Representatives of the Company shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, Parent and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Parent and Merger Sub shall be deemed a single Party solely for purposes of this Section 8.5). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by electronic mail or by hand, in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub to:

Enova International, Inc.

175 West Jackson Boulevard

Chicago, Illinois 60604

Attn:      General Counsel

Email:    notices@enova.com

with a copy (which will not constitute notice) to:

Vedder Price P.C.

222 North LaSalle Street

Suite 2400

Chicago, IL 60601

Attn:       Michael A. Nemeroff

               Shelby E. Parnes

Email:    mnemeroff@vedderprice.com

               sparnes@vedderprice.com

(b)	if to the Company (prior to the Effective Time) to:

On Deck Capital, Inc.

1400 Broadway, 25th Floor

New York, New York 10018

Attn:      Chief Operations Officer & General Counsel

Email:    ckampfer@ondeck.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:       David M. Klein, P.C.

               Carlo Zenkner

Email:    dklein@kirkland.com

               carlo.zenkner@kirkland.com

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties, except that Parent will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Effective Time in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation, it being understood that, in each case, such assignment will not (i) relieve Parent or Merger Sub of any of its obligations under this Agreement or (ii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock, Company Options, Company RSUs, Company PSUs, or Company Performance Unit Awards pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 is null and void.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company has previously executed the Confidentiality Agreement, dated April 3, 2020 (the “Confidentiality Agreement”), that shall continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, and, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 Third Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except (a) as set forth in or as contemplated by Section 6.8 and this Section 9.6 and (b) if the Closing occurs, for the right of the holders of Company Common Stock, Company Options, Company RSUs, Company PSUs or Company Performance Unit Awards to receive the Merger Consideration and Dividend Consideration (if any), Option Consideration, Adjusted RSUs, Director RSU Consideration, PSU Consideration, 2018 and 2020 Performance Unit Consideration or Adjusted Performance Unit Awards (as applicable), in each case at or after the Effective Time pursuant to the terms of this Agreement.

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) Specific Performance.

(i) The Parties acknowledge and agree that (A) irreparable damage (for which monetary damages would not be an adequate remedy) would occur if the Parties do not perform or otherwise breach the provisions of this Agreement in accordance with its specified terms; (B) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (C) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to seek any other form of relief, including an injunction, specific performance and other equitable or, subject to Section 8.3(e), monetary relief; and (D) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent or Merger Sub would have entered into this Agreement. The Parties agree not to raise any objections to the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement. The Parties further agree that by seeking the remedies provided for in this Section 9.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement. Nothing contained in this Section 9.8 shall require any Party to institute any Legal Proceeding for (or limit any party’s right to institute any Legal Proceeding for) specific performance under this Section 9.8 before exercising any termination right under Section 8.1 or pursuing damages, nor shall the commencement of any Legal Proceeding pursuant to this Section 9.8 or anything contained in this Section 9.8 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 8.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

(ii) Notwithstanding anything to the contrary in this Agreement, if prior to the Termination Date any Party initiates a Legal Proceeding to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Termination Date will be automatically extended by (A) the amount of time during which such Legal Proceeding is pending plus 10 Business Days; or (B) such other time period established by the court presiding over such Legal Proceeding.

9.9 Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.10 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby or thereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE MERGER. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) other than with respect to any items disclosed in Section 3.13(a) of the Company Disclosure Letter (for which an explicit reference in any other section shall be required in order to apply to such other section), any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.14 Rule of Construction. The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

ENOVA INTERNATIONAL, INC.

By: /s/ David Fisher

Name: David Fisher
Title: Chief Executive Officer

ENERGY MERGER SUB, INC.

By: /s/ David Fisher

Name: David Fisher
Title: President

ON DECK CAPITAL, INC.

By: /s/ Noah Breslow

Name: Noah Breslow
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXECUTION VERSION

AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of September 18, 2020, by and among On Deck Capital, Inc., a Delaware corporation (the “Company”), Enova International, Inc., a Delaware corporation (“Parent”) and Energy Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub” and together with Parent and the Company, the “Parties”), amends that certain Agreement and Plan of Merger, dated as of July 28, 2020, by and among the Company, Parent and Merger Sub (the “Merger Agreement”). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement.

RECITALS

A.    Section 8.4 of the Merger Agreement provides that the Merger Agreement may be amended by written agreement executed by the Parties.

B.     The Parties desire to amend Section 3.7(a) of the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties agree as follows:

1.    Amendment. Section 3.7(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

Capital Stock. The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Company Common Stock; and (ii) 20,000,000 shares of Company Preferred Stock. As of the close of business on July 24, 2020 (such time and date, the “Capitalization Date”), (A) 58,921,292 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 21,828,119 shares of Company Common Stock were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

2.    Ratification. Except as specifically provided for in this Amendment, no changes, amendments or other modifications have been or are being made to the terms of the Merger Agreement, which such terms are hereby ratified and confirmed and remain in full force and effect.

3.    Effect of Amendment. Whenever the Merger Agreement is referred to in the Merger Agreement or in any other agreement, document or instrument (including the terms “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” and terms of similar import), such reference shall be deemed to be to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement (as amended hereby) and references in the Merger Agreement to “the date hereof”, “the date of this Agreement” and terms of similar import shall in all instances continue to refer to July 28, 2020.

4.    Miscellaneous. Sections 1.3, 9.7, 9.9, 9.11 and 9.13 of the Merger Agreement are hereby incorporated (mutatis mutandis) by reference in their entirety to this Amendment.

* * * * *

2

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

ENOVA INTERNATIONAL, INC.

By:	/s/ David Fisher
Name:	David Fisher
Title:	Chief Executive Officer

ENERGY MERGER SUB, INC.

By:	/s/ David Fisher
Name:	David Fisher
Title:	President and Treasurer

ON DECK CAPITAL, INC.

By:	/s/ Noah Breslow
Name:	Noah Breslow
Title:	Chief Executive Officer

SIGNATURE PAGE TO AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER